Exhibit 10.58

Vehicle Terms and Conditions

All Aboard Florida - Operations LLC

and

Siemens Industry, Inc.

August 15, 2014
1

THIS AGREEMENT IS ENTERED INTO AS OF THIS 15TH DAY OF AUGUST, 2014 (THIS “AGREEMENT”)

BETWEEN:

(1)	ALL ABOARD FLORIDA - OPERATIONS LLC, a Delaware limited liability company (the “Owner”); and

(2)	SIEMENS INDUSTRY, INC., a Delaware corporation (the “Contractor”).

WHEREAS:

(A)	The Owner wishes to buy a new fleet of trains in accordance with the terms and conditions of this Agreement.

(B)	The parties are entering into this Agreement following a competitive process commenced by issuing a request for proposal issued by the Owner in August 2012.

(C)
The Contractor is a designer and manufacturer of railway rolling stock and has agreed with the Owner to design, manufacture, test, certify, commission and sell to the Owner the fleet of trains referred to in Recital (A) above.

(D)	The Contractor and the Owner intend to enter into one or more contracts for the maintenance of the Trains, Vehicles and Supplied Equipment (the “MTC”).

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Recitals), unless the context otherwise requires, the following words and expressions shall have the respective meanings set forth below:

“Aggregate Contract Price” means the aggregate of:

(a)	the Phase 1 Train Price; and

(b)	the Phase 1 Supplied Equipment Price,

as set out in Part 1 of Exhibit 7 (Prices) as such amounts may be increased to include the price of all Phase 2 Orders and the Option Orders pursuant to Section 5 (Options);

“Applicable Laws and Regulations” means all or any:

(a)	federal, state, local or municipal statute, law, code, regulation, ordinance, or rule; and

(b)
mandatory regulations, rules or directives of any Governmental Authority or industry body (e.g., the Association of American Railroads) only to the extent such industry body is authorized by a Governmental Agency or is delegated rulemaking authority by a Governmental Agency, at any time in force and which are or may govern the parties’ obligations and performance under this Agreement, and the design, manufacture, delivery, and testing of the Vehicles, the Trains or the Supplied Equipment, as (a) or (b) may be amended, extended or re-enacted from time to time;

“Available Infrastructure” means sufficient sections of the relevant parts of the Owner Network that have received all Relevant Approvals and comply with the infrastructure parameters for the Owner Network approved for testing of rolling stock in accordance with all Applicable Laws and Regulations to allow the testing set forth in the Test Plan to be undertaken (including 79mph for testing on the Miami-West Palm Beach route);

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City;

“Change” means an amendment (whether by addition, amendment, substitution, omission or otherwise) of whatever nature to this Agreement, which in order to be effective is executed by both parties’ authorized representatives, including to:

(a)	the Train Technical Specification;

(b)	the Delivery Schedule; and

(c)	any of the obligations of the Contractor or the Owner under this Agreement;

“Change Confirmation Notice” means a notice issued pursuant to Section 13.8;

“Change in Law” means:

(a)	the application to any person of any Applicable Laws and Regulations which did not apply to them on the date of this Agreement;

(b)	any change to Applicable Laws and Regulations; or

(c)	any change in the application or interpretation of Applicable Laws and Regulations by a Governmental Authority including a Mandatory Modification;

“Change Notice” means a written proposal made by the Owner or the Contractor to amend this Agreement in accordance with Section 13, In the form set out in Part 1 of Exhibit 8 (Part 1 – Change Notices);

“Change of Control” means the direct or indirect acquisition of Control of a party at such time by a person or group of persons acting jointly or in concert who, immediately before such time, did not directly or indirectly Control such first-mentioned party.

“Conditional Acceptance” means the conditional acceptance of a Train by the Owner under this Agreement in accordance with Section 8.2, evidenced by the Owner’s signature of a Conditional Acceptance Certificate or by the Owner placing the Train or Vehicle in passenger revenue service;

“Conditional Acceptance Certificate” means a certificate in the form set out in Part 1 of Exhibit 3 (Certificates);

“Conditional Acceptance Statement” has the meaning given to it in Section 8.2.3;

“Contract Documents” means:

(a)	this Agreement;

(b)	the Guarantee (to the extent required pursuant to Section 6); and

(c)	all Change Confirmation Notices;

“Contractor Event of Default” means any of the events set out in Section 20.1;

“Contractor Software” means software provided by the Contractor that is proprietary to the Contractor and has been installed in or on a Train, Vehicle, Part or item of Supplied Equipment;

“Contractor Termination Notice” has the meaning given to it in Section 22.1;

“Contractor Group” means the Contractor and its ultimate holding company (if any) from time to time, and any company which is, from time to time, a Subsidiary of the Contractor;

“Control”, “Controlling” or “Controlled” means the ability or power directly or indirectly to direct or cause the direction of the management and policies of a corporation, company or other entity, whether (i) through the ownership of more than fifty percent (50%) of the voting securities entitled to the right to elect or appoint, directly or indirectly, the majority of the board of directors, or a similar managing authority, (ii) by contract or (iii) otherwise;

“Defect” means, in relation to a Train, Vehicle, Part or item of Supplied Equipment, that such Train, Vehicle, Part or item of Supplied Equipment, does not comply with the Train Technical Specification or the requirements of this Agreement or is not Fit for Purpose, whether as a result of inaccurate design, defective materials, bad workmanship or negligent performance of the Contractor or its employees, Sub-Contractors or suppliers or the employees of any of them;

“Delivery” or “Delivers” means:

(a)
the delivery by the Contractor of a Train or Vehicle to the Owner’s Maintenance Facility or such other suitable location as the parties may agree upon and completion of the joint inspection by the Owner and the Contractor under Section 8.1.1; or

(b)	the delivery of the Supplied Equipment to the Owner under Sections 8.5 and 8.6;

“Delivery Documentation” means all relevant design plans for the Trains, the History Book, the Plans, the draft Operations and Maintenance Manuals, changes to documentation as a result of any Changes applied to the Trains, or Service Bulletins;

“Delivery Schedule” means the delivery schedule in Exhibit 4 (Delivery Schedule) setting out the quantities and formations of the Vehicles and Trains to be delivered in accordance with this Agreement;

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction;

“Discloser” has the meaning given to it in Section 31.1;

“Discriminatory Change in Law” means a Change in Law the terms of which apply to:

(a)
any rolling stock manufacturer in relation to the design, manufacture, testing, and/or supply of rolling stock, spare parts and special tools in the United States (but not a Change in Law that applies more generally to other businesses, companies, suppliers and/or manufacturers, including to entities not involved in rolling stock manufacture (for example, changes to federal minimum wage requirements)); or

(b)	the Contractor as a result of federal law requirements placed on the Owner in connection with the FRA, including RRIF loans;

(c)	require an amendment to the Train Technical Specification which, either alone or when combined with previous such amendments, costs the Contractor $75,000 or more,

other than those Changes in Law that were known to the Contractor as of the date of this Agreement or should have been known to the Contractor as of such date as a prudent and experienced manufacturer of diesel/electric locomotives and passenger coaches;

“Disqualified Entity” means any person:

(a)
that (i) for purposes of the Owner, is or becomes an owner of a passenger railroad in the United States and (ii) for purposes of the Contractor, is a competitor of the Contractor in the rail electrification, rail automation, signalling or rolling stock manufacturing sectors.in the United States;

(b)
named on the list of “Specially Designated Nationals and Blocked Persons” maintained by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time;

(c)
that is (i) an agency of the government of a country, (ii) an organization controlled by a country, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person;

(d)	that is currently the subject of any Sanctions or in violation of any Sanctions, nor is located, organized or resident in a Designated Jurisdiction; or

(e)
that has made any payment, directly or indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”);

“Escrow Agent” means Escrow Associates or any other agent as may be agreed by the Parties;

“Escrow Agreement” means an escrow agreement in the form set out in 0, to be executed and dated by the Owner, the Contractor and the Escrow Agent in accordance with Sections 3.1.14 and 3.3.8;

“Escrow Materials” means those materials to be placed in escrow pursuant to the Escrow Agreement;

“Escrow Release Event” has the meaning set out in the Escrow Agreement;

“Final Acceptance” means the final acceptance of a Train by the Owner under this Agreement in accordance with Section 8.3, evidenced by the Owner’s signature of the Final Acceptance Certificate in relation to such Train;

“Final Acceptance Certificate” means a certificate in the form set out in Part 2 of Exhibit 3 (Certificates);

“Fit for Purpose” means:

(a)	in relation to each Train:

(i)	the Train complies with all Applicable Laws and Regulations as at the date of Conditional Acceptance for such Train; and

(ii)	such Train meets the Train Technical Specification and can operate in revenue earning service with passengers;

(b)
in relation to each Spare Part or any Key Component, that such Spare Part or any Key Component, if incorporated into a Train, would not of itself prevent such Train from being Fit for Purpose as defined in (a) above; and

(c)	in relation to a Special Tool, that such Special Tool is able to perform to its specification in accordance with the Operation and Maintenance Manual;

“Fleet Acceptance” means satisfaction by the Phase 1 Trains of the fleet acceptance criteria set out in Section 8.4;

“Fleet Acceptance Certificate” means a certificate in the form of Part 3 of Exhibit 3 (Certificates);

“Force Majeure Event” means the occurrence of any of the following events, in each case to the extent beyond the reasonable control of a party (such party known herein as the “excused party”):

(a)
acts of war (whether declared or undeclared), civil disturbance, invasion, armed conflict, terrorism, rebellion, revolution, riot, insurrection, sabotage, civil commotion, violent act of foreign enemy, or other hostilities;

(b)	acts of God, flood, fire, storm, earthquake, wind, hurricanes, tornadoes, volcanic eruption, landslide or other natural disaster or severe weather;

(c)	embargo or trade sanctions;

(d)	explosions, radioactive or chemical contamination or ionizing radiation or electromagnetic pulse or biological contamination;

(e)	strikes or industrial action or other failures of normal sources of supply;

(f)	a legally imposed quarantine;

(g)	vandalism, theft, or other criminal activities by third parties,

(h)	major delays that continue for a duration longer than three (3) consecutive days or accidents occurring in connection with transportation of single-sourced supplies or the Trains;

(i)	failures in communication lines, or power or other utility failures that continue for a duration longer than twenty four (24) hours; or

(j)	delays that continue for a duration longer than fifteen (15) consecutive days in providing licenses, clearances, approvals or permits by Governmental Authorities;

where failure to perform is not caused by the negligence or intentional misconduct of the excused party, and the excused party has exercised all reasonable efforts to avoid or remedy such force majeure event.

“FRA” means the Federal Railroad Administration of the United States Department of Transportation or any successor agency thereto;

“GAAP” means generally accepted accounting principles in the United States in effect and applicable to that accounting period with respect to which reference to GAAP is being made;

“Governmental Authority” means any federal, state or local government, any political subdivision thereof or any federal, state or local governmental agency, department, or other authority or organization or other similar entity which has been authorized or delegated rule-making power by any federal, state or local governmental body or whose directions, instructions, rulings, have the legal effect of laws or regulations of the federal, state or local government and are directly enforceable against a party in connection with the performance of this Agreement, or any other entity which has the appropriate legal authority for the granting of a Relevant Approval in each case to the extent acting in its capacity as a relevant authority under Applicable Laws and Regulations;

“Guarantee” means, if required by Section 6.4, the parent company guarantee of the Contractor’s obligations under this Agreement, with a value equal to the Remaining Contract Value provided by the Guarantor in favor of the Owner in a form reasonably satisfactory to the Owner. The guarantee shall provide that the obligations of the Guarantor will be co-extensive with those of the Contractor under this Agreement, will be a primary obligation of the Guarantor and will be subject to the same rights, defenses and limitations of liability afforded the Contractor under this Agreement;

“Guarantor” means, if required by Section 6.4, Siemens Corporation;

“History Book” means the history book for each Vehicle which shall contain the following information:

(a)	certified weight;

(b)	list of serially numbered apparatus;

(c)	list of equipment configurations, adjustment points and initial settings;

(d)	description of modification and completion dates of incorporation;

(e)	list of defects noted and the disposition of each;

(f)	list of non-conformances;

(g)	provision for recording malfunctions, inspection, servicing, and major overhaul;

(h)	summary and records of each vehicle pre-delivery and commissioning test;

(i)	record of certifications for certifiable items;

(j)	list of outstanding tests, modifications and defects; and

(k)	list of repairs;

“Indemnified Parties” means the Owner and the Owner Group and all of the Owner and the Owner Group’s respective employees, servants, agents, directors, officers and subcontractors;

“Insolvency Event” means:

(a)
an involuntary proceeding has been commenced or an involuntary petition has been filed, and either the proceeding or petition continues undismissed for sixty (60) days seeking (i) liquidation, reorganization or other relief of such party under any insolvency law or (ii) the appointment of a receiver, trustee, liquidator, custodian, sequestrator, conservator or similar official for such party or for a substantial part of such party’s assets; or

(b)
A party (i) applies for or consents to the appointment of a receiver, trustee, liquidator, custodian, sequestrator, conservator or similar official for such party or for a substantial part of such party’s assets, or (ii) is not paying its debts as they become due, unless such debts are the subject of a bona fide dispute, or (iii) makes a general assignment for the benefit of creditors, or (iv) consents to the institution of, or fails to consent in a timely and appropriate manner, to any proceeding or petition with respect to it as described in subsection (a) above, or (v) commences the voluntary proceeding under any insolvency law, or files a voluntary petition seeking liquidation, reorganization, an arrangement with creditors or order for relief under any insolvency law, or (vi) files and answer admitting the material allegations of the petition filed against it in any proceeding referred to in the four going subsections (i) through (v), inclusive, of this subsection (b) and in any case referred to in the foregoing subsections (i) through (v), such action has not been cured within twenty (20) days thereafter.

“Intellectual Property Rights” means all legal and/or equitable rights in or in relation to any and all patents (including applications), utility models, circuit layouts, rights in designs (registered and unregistered), copyrights (including moral rights), rights in inventions, solutions, know-how, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future exist in any part of the world;

“July Non-Disclosure Agreement” has the meaning given to it in Section 6.1;

“Key Component” has the meaning given to it in Section 27.4.1;

“Key Component Warranty Period” has the meaning given to it in Section 27.4.1;

“Lead Time” means the time from when the order is placed to the time when the order is delivered;

“Licensed Items” means the Delivery Documentation, and the Software;

“Licensed Purposes” means the purposes set out in Section 19.3.1;

“Limited Notices to Proceed” means, collectively, (i) that certain Limited Notice to Proceed (LNTP 1) dated as of August 22, 2013, (ii) that certain Limited Notice to Proceed (LNTP 2) dated as of January 23, 2014 and (iii) that certain Limited Notice to Proceed (LNTP3), dated as of May 9, 2014, in each case, between the Owner and the Contractor.

“Maintenance Facilities” means, together, (i) the Phase 1 Maintenance Facility and (ii) the maintenance facility to be constructed by the Owner at the Orlando International Airport, or any other reasonably equivalent facilities provided by the Owner;

“Mandatory Modification” means a Modification which is required to be made under any Applicable Laws and Regulations or by any Governmental Authority and which is carried out in accordance with Section 13;

“Milestone” means:

(a)	in the case of the Trains and Vehicles, the achievement of each of the stages in the design, manufacture, testing, commissioning, delivery and acceptance of the Trains; and

(b)	in the case of the Supplied Equipment, the achievement of each of the stages in the manufacture, delivery and acceptance of the Supplied Equipment,

in ease case as more particularly set out in Exhibit 5 (Milestones);

“Milestone Payment” means the sum corresponding to each Milestone as set out in the table in Exhibit 5 (Milestones);

“Modification” means any change, modification or addition to the Vehicles, the Trains, any Part or the items of Supplied Equipment including Mandatory Modifications;

“month”, “months” and “monthly” means a period beginning on a particular day in one calendar month and ending on the day prior to the numerically corresponding day in the next calendar month following that on which it started; provided that if there is no such numerically corresponding day in the next calendar month following that on which it started, it shall end on the last day in such next calendar month;

“Monthly Progress Report” has the meaning given to it in Section 11.2;

“MTC” has the meaning given to it in the recitals;

“Net Assets” means total assets less total liabilities;

“Operation and Maintenance Manuals” means the documents which fully describe how the Vehicles, the Trains and any items of Supplied Equipment should be operated, serviced, maintained, repaired and overhauled, to be produced by the Contractor (in electronic format) and agreed with the Owner in accordance with Sections 12.6 and 12.9 including the manuals set out in Part 2 of Exhibit 6 and the manuals required by the Train Technical Specification;

“Option Manuals” means each additional copy of Manuals to be supplied by the Contractor pursuant to an Option Order;

“Option Order” means an order for Option Trains and/or Option Spare Parts and/or Option Manuals as specified in the form set out In Part 3 of Exhibit 8;

“Option Price” means the price of each of the individual items in an Option Order as calculated in accordance with the terms of Section 5.2 and the applicable prices set out in Part 1 of Exhibit 7 (Prices);

“Option Spare Part” means each additional Spare Part to be supplied by the Contractor pursuant to an Option Order;

“Option Train” means each additional Train or Vehicle to be supplied by the Contractor pursuant to an Option Order;

“Owner Documents” means any addenda, clarifications or additional information supplied to the Contractor by the Owner prior to the date of this Agreement;

“Owner Group” means the Owner and its ultimate holding company (if any) from time to time, and any company which is, from time to time, a Subsidiary of the Owner;

“Owner Network” means:

(a)	for Phase 1 Trains only, the Miami-West Palm Beach railroad to be operated by the Owner or a member of the Owner Group; and

(b)	for Phase 2 Trains, the Miami-Orlando railroad to be operated by the Owner or a member of the Owner Group;

(c)	for Phase 1 Trains and Phase 2 Trains, signalling, way side equipment, communications systems, platform, tunnels, and bridges;

“Part” means any part, component (which may comprise a number of parts and including a Key Component), an assembly or sub-assembly which if so specified in the Train Technical Specification is incorporated in, or fixed to, or should have been fixed to, or is designated for incorporation in or fixing to any Train, Vehicle, Special Tool or Spare Part, or any furnishing or equipment furnished with such Train, Vehicle, Special Tool or Spare Part under this Agreement;

“Performance Audit” means the auditing by the Owner of any or all of the following:

(a)	the physical condition of the Trains; and

(b)	the formulation and terms of any proposed Change;

“Permitted Delay” means, subject to each party’s duty to mitigate the effects of such delay or failure in the performance of some or all of the parties’ obligations under this Agreement, any delay or failure in the performance of some or all of the Contractor’s obligations under and in accordance with this Agreement including (directly or indirectly) the Delivery Schedule (unless any of the following have arisen in whole or in part due to any act, omission, neglect or default of the Contractor or any of its Sub-Contractors or its or their employees or suppliers but only to the extent of such act, omission, neglect or default, being due to the Contractor’s non-performance of its obligations under this Agreement) as a direct result of any of the following:

(a)
any breach or non-performance by the Owner (or any of the Owner’s agents, advisors, consultants, employees, sub-contractors other than the Contractor or any of the Sub-contractors) of any of the Owner’s obligations under this Agreement which prevents or delays the Contractor from performing or procuring the performance of some or all of its obligations under this Agreement including the Delivery Schedule;

(b)
the occurrence of a Force Majeure Event which delays or prevents the performance of some or all of the Contractor’s or the Owner’s obligations in accordance with this Agreement including the Delivery Schedule;

(c)
by no less than fifteen (15) days before the Scheduled Delivery Date of the first Phase 1 Train set forth in the Delivery Schedule or any time thereafter for any Train, Vehicle or Supplied Equipment, the Maintenance Facility is not sufficiently functional to commission, test and maintain the Trains or Vehicles or does not comply with the equipment list and conceptual layout diagram set forth in Exhibit 2 (Maintenance Facility Layout and Commissioning Equipment), Applicable Laws and Regulations or any other applicable requirements of this Agreement;

(d)	the Owner Network does not represent Available Infrastructure by:

(i)	with respect to the Phase 1 Trains, the first required date for testing of the first Phase 1 Train on the Owner Network set forth in the Test Plan/Delivery Schedule;

(ii)	with respect to the Phase 2 Trains, the first required date for testing of the first Phase 2 Train on the Owner Network set forth in the Test Plan/Delivery Schedule;

(e)	the occurrence of a Discriminatory Change in Law;

“person” means any person (including the “Contractor” and the “Owner”) and shall be construed as including references to an individual, firm, company, limited liability company, corporation, partnership, unincorporated association or body of persons or any Governmental Authority or any of its agencies;

“Phase 1 Maintenance Facility” means the maintenance facility to be completed by the Owner at the West Palm Beach Yard;

“Phase 1 Order” means the Phase 1 Trains, the Phase 1 Supplied Equipment, the Operation and Maintenance Manuals and all other deliverables to be supplied by the Contractor under this Agreement as set out in the Delivery Schedule to be supplied pursuant to this Agreement;

“Phase 1 Spare Parts” means “Spare Parts” as listed in Appendix N to Exhibit 1 (Train Technical Specification) in relation to the Phase 1 Trains;

“Phase 1 Spare Parts Compliance Certificate” means a compliance certificate in the form set out in Part 4 of Exhibit 3 (Certificates);

“Phase 1 Spare Parts Price” means the aggregate price of all the Phase 1 Spare Parts supplied under this Agreement on the basis of the prices listed in Part 1 of Exhibit 7 (Prices);

“Phase 1 Supplied Equipment” means the Phase 1 Spare Parts and the Special Tools;

“Phase 1 Supplied Equipment Price” means the aggregate of the Phase 1 Spare Parts Price and the Special Tools Price;

“Phase 1 Train” means the following Trains to be delivered in the Phase 1 Order in the consists identified in the Train Technical Specification:

(a)	10 locomotives;

(b)	10 economy class coaches (type 1);

(c)	5 economy class coaches (type 2-1); and

(d)	5 business class coaches (type 3-1),

the detailed specifications of which are set out in the Train Technical Specification;

“Phase 1 Train Price” means the aggregate price of the Phase 1 Trains as set out in Part 1 of Exhibit 7 (Prices);

“Phase 2 Order” means the Phase 2 Trains and all other deliverables to be supplied by the Contractor under this Agreement as specified in the form set out in Part 2 of Exhibit 8;

“Phase 2 Price” means the price of the Phase 2 Order as calculated in accordance with the terms of Section 5.1;

“Phase 2 Spare Parts” means each additional Spare Part to be supplied by the Contractor pursuant to the Phase 2 Order;

“Phase 2 Train Price” means the aggregate price of the Phase 2 Trains as set out in Part 1 of Exhibit 7 (Prices);

“Phase 2 Trains” means each additional Train or Vehicle to be supplied by the Contractor pursuant to the Phase 2 Order;

“Plan To Cure” has the meaning given to it in Section 20.2(b)(i);

“Plans” means the plans identified in Appendix D (List of CDRLs for Locomotive) and Appendix E (List of CDRLs for Coaches) to the Train Technical Specification in Exhibit 1.

“Potential Permitted Delay” has the meaning given to it in Section 14.1;

“Punch List” means a list of any minor defects in material, workmanship and function identified during the Conditional Acceptance testing process, the existence, correction and completion of which will have no effect on the normal, uninterrupted, and safe use and operation of the Trains in passenger revenue service;

“Quality Assurance Plan” means the quality assurance plan identified in Appendix D (List of CDRLs for Locomotive) and Appendix E (List of CDRLs for Coaches) to the Train Technical Specification in Exhibit 1;

“Recipient” has the meaning given to it in Section 31.1;

“Regulated Labor Rates” means the labor rates set out in Part 2 of Exhibit 7 (Regulated Labor Rates) which shall include or shall be deemed to include any applicable overhead;

“Relevant Approval” means such consents, approvals, permissions, authorizations, acceptances, certifications, licenses, exemptions, permits, and/or letters of no objection issued by Governmental Authority as are required;

“Remaining Contract Value” means for any point of time under this Agreement the aggregate of:

i.	the Phase 1 Train Price;

ii.	the Phase 1 Spare Parts Price;

iii.	the Phase 1 Supplied Equipment Price;

iv.	the Phase 2 Price, provided the Phase 2 Order has been placed; and

v.	the Option Price, provided one or more Option Orders have been placed.

less the aggregate amount paid for items (i) through (v) by Owner to Contractor at such point of time.

“Replacement Part” has the meaning given to it in Section 27.3.3;

“RRIF” means the Railroad Rehabilitation & Improvement Financing program established by the Transportation Equity Act for the 21st Century (TEA-21) and amended by the Safe Accountable, Flexible and Efficient Transportation Equity Act: a Legacy for Users (SAFETEA-LU) under which the FRA is authorized to provide direct loans and loan guarantees to finance development of railroad infrastructure;

“Sanction(s)” means, with respect to any person, any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, or other relevant sanctions authority, in each case to the extent applicable to such person;

“Schedule of Finishes” means the Exhibit describing the materials, colors, patterns, finishes, textures and the light reflecting values;

“Scheduled Acceptance Date” means, in relation to:

(a)	each Phase 1 Train, the date set out for the Conditional Acceptance of such Phase 1 Train in the Delivery Schedule;

(b)
each item of Phase 1 Supplied Equipment, the date set out for delivery and issue of the Supplied Equipment Compliance Certificate in relation to such item of Phase 1 Supplied Equipment in the Delivery Schedule;

(c)	the Operation and Maintenance Manuals, the date set out in Section 12.6 (Plans and Manuals); and

(d)	the Phase 2 Trains and the Option Trains, the date determined in accordance with the Delivery Schedule or the definition of Lead Time, as applicable;

“Scheduled Delivery Date” means, in relation to each Phase 1 Train, the date set out for Delivery of such Train in the Delivery Schedule;

“Scheduled Final Acceptance Date” means in relation to:

(a)	each Phase 1 Train, the date set out for the Final Acceptance of such Phase 1 Train in the Delivery Schedule; and

(b)	the Phase 2 Trains and the Option Trains, the scheduled dates for Final Acceptance for such trains as agreed pursuant to Section 5;

“Security Interest” means any right of ownership, mortgage, pledge, lien, charge, hypothecation, attachment, security interest, assignment by way of security or collateral assignment, financing statement under the enacted Uniform Commercial Code of any jurisdiction, filing of a mortgage or other instrument with the Surface Transportation Board of the United States Department of Transportation (or any successor agency thereto), right of possession, right of detention, right of set-off or other encumbrance or form of security arrangement;

“Selected Items” has the meaning given to it in Section 21.1.1;

“Service Bulletins” means such bulletins as are issued by the Contractor from time to time in relation to (i) the on-going operation and maintenance of the Trains, Vehicles and the Supplied Equipment and (ii) the Delivery Documentation;

“Software” means Contractor Software and Third-Party Software;

“Source Code” means, with respect to any software, the source code version of that software, being all logic, logic diagrams, flow charts, orthographic representations, algorithms, routines, sub-routines, utilities, models, file structures, coding sheets, coding, source codes, listings, functional specifications and program specifications and all other materials and documents necessary to enable a reasonably skilled programmer to maintain, amend and enhance that software without reference to any other person or document, and whether in eye-readable or machine-readable form;

“Spare Part” means any Phase 1 Spare Part and, if ordered pursuant to Section 5, any Phase 2 Spare Part or Option Spare Part;

“Special Tools” means “Specialized Tools” as listed in Appendix N to Exhibit 1 (Train Technical Specification);

“Special Tools Compliance Certificate” means a compliance certificate in the form set out in Part 5 of Exhibit 3 (Certificates);

“Special Tools Price” means the aggregate price of all the Special Tools supplied under this Agreement on the basis of the prices listed in Part 1 of Exhibit 7 (Prices);

“Sub-Contract” means any contract awarded or to be awarded by the Contractor in relation to or connected with the carrying out of Its obligations to provide services to design and manufacture a fleet of trains under this Agreement and any sub-contract of any tier;

“Sub-Contractor” means any person with whom the Contractor has entered into a Sub-Contract and any sub-contractor of any tier. For the avoidance of doubt, Sub-Contractor does not include direct or indirect sourcing suppliers of the Contractor;

“Subsidiary” of a person means a corporation, partnership, joint venture, limited liability company or other business entity now or hereafter, directly or indirectly, owned or Controlled by, or owning or Controlling, or under common Control with one of the parties, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or Control exists;

“Supplied Equipment” means the Phase 1 Supplied Equipment and, if ordered pursuant to Section 5, the Phase 2 Spare Parts and the Option Spare Parts;

“Supplied Equipment Compliance Certificate” means the Phase 1 Spare Parts Compliance Certificate or the Special Tools Compliance Certificate;

“System Safety Plan” means the system safety program identified in Appendix D (List of CDRLs for Locomotive) and Appendix E (List of CDRLs for Coaches) to the Train Technical Specification in Exhibit 1;

“Termination Notice” has the meaning given to it in Section 20.2.1;

“Test Plan” means the Train test plan to be produced by the Contractor and agreed with the Owner in accordance with Section 12, based upon the plans outlined in Appendices I (Test Matrix Locomotive) and J (Test Matrix Coaches) of Exhibit 1 (Train Technical Specification) for locomotives and coaches;

“Third-Party Software” means software provided by the Contractor that is licensed from third-party suppliers and has been installed in or on a Train, Vehicle, Part or item of Supplied Equipment;

“Trademarks” means all trade names, service marks, business names (including internet domain names), brands, trademarks, logos, owned by or provided by the Owner or any member of the Owner Group (whether registered or not and including applications to register or rights for registration) which may now or in the future exist anywhere in the world;

“Train” means the Phase 1 Trains and, if ordered pursuant to Section 5, the Phase 2 Trains and Option Trains;

“Train Technical Specification” means the specification set out in Exhibit 1 (Train Technical Specification);

“Training Commencement Date” has the meaning given to it in Section 4.6.2;

“Training Date” has the meaning given to it in Section 4.6.2;

“Training Plan” has the meaning given to it in Section 4.6.1;

“USA Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Vehicle” means any coach or locomotive that forms part of a Phase 1 Train, a Phase 2 Train or part of any Phase 2 Order or Option Order;

“Vendor Financing Security Agreement” means that certain Security Agreement dated on or about the date of this Agreement, between the Owner and Siemens Financial Services, Inc., together with all supplements, schedules and exhibits relating thereto, as amended from time to time; and

“Warranty Period” means:

(a)
with respect to each Train, the period starting from the date of Conditional Acceptance of such Train and ending on the date which is twenty-four (24) months thereafter or in the event the Train is not placed into passenger revenue service, the Warranty Period means for that Train, the period starting from the date of Conditional Acceptance of such Train and ending twenty-four (24) months after such Train is placed into passenger revenue service, provided that the warranty period may not total more than twenty-eight (28) months; and

(b)	with respect to Supplied Equipment, the period starting on the date that the Supplied Equipment has been delivered to the Maintenance Facility until twenty-four (24) months after such Delivery date,

1.2	Construction

In this Agreement, unless otherwise indicated:

1.2.1	the headings in this Agreement are only for convenience and shall not affect its interpretation;

1.2.2	the singular includes the plural and vice versa;

1.2.3	a reference to a Section or to an Exhibit shall be to a section of or, as the case may be, an exhibit to, this Agreement and references to this Agreement include its recitals and exhibits;

1.2.4
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended;

1.2.5	references to a party or person shall include its legal representatives, successors, permitted transferees and permitted assignees; and

1.2.6	references to a statute shall include any subordinate legislation made from time to time under it and shall be construed so as to refer to such statute as it is amended or modified from time to time;

1.2.7	the terms “include” or “including” are to be construed as meaning “including, without limitation”.

1.3	Precedence

1.3.1	In the event of any inconsistency or discrepancy between the documents forming part of this Agreement, the following order of precedence shall apply;

(a)	the Sections of this Agreement;

(b)	the Train Technical Specification; and

(c)	the Exhibits to this Agreement (other than the Train Technical Specification at Part 1 of Exhibit 1),

1.3.2
Where this Agreement, including the Train Technical Specification, includes a requirement which is below the level of an Applicable Law and Regulation, the Applicable Law and Regulation shall apply, subject to Section 13.

1.3.3
Where the Train Technical Specification proposes the use of a particular material or part, the Contractor shall be responsible for ensuring such material or part complies with Applicable Laws and Regulations.

1.4	Notification of errors and discrepancies

Each party agrees to notify the other party in writing immediately upon becoming aware of a discrepancy or error within the Sections of this Agreement, between the Sections and the Exhibits, between the provisions of any Exhibit or within any Exhibit and, subject to Section 1.5, the parties shall discuss in good faith how to resolve such discrepancy or error.

1.5	Errors and discrepancies in the Train Technical Specification

The Contractor has found no material discrepancies or material errors within the Train Technical Specification which would prevent the Contractor from being able to comply in full with the Train Technical Specification. If any discrepancy or error is discovered within the Train Technical Specification, the parties shall decide how such discrepancy or error should be addressed within 28 days of the discovery of such discrepancy or error. The Contractor shall comply with such decision at its own cost.

1.6	Notice to Proceed

Within no more than five (5) days from the execution of this Agreement, the Owner will send the Contractor a notice to proceed for the Phase 1 Order, which upon receipt by Contractor will authorize Contractor to commence work under this Agreement. In the event the Owner places a Phase 2 Order or Option Orders, the Owner will send to the Contractor a notice to proceed for such Phase 2 Order or Option Orders accordingly.

2.	CONDITIONS PRECEDENT

2.1
The rights and obligations of the parties under this Agreement shall be conditional upon the Owner entering into a financing agreement with Siemens Financial Services, Inc. for the financing of the Phase 1 Trains and the satisfaction of all relevant conditions precedent to such agreement other than the execution and delivery of this Agreement.

2.2
Shortly after the execution of this Agreement, the Owner and the Contractor will commence negotiations in good faith on the MTC. The Owner and the Contractor agree that the Maintenance Term Sheet set out in 0 will be used as the basis for the MTC with the understanding that there may be changes from the Maintenance Term Sheet in the schedule, scope, and terms and conditions that would need to be reflected in the final execution version of the MTC. The parties will negotiate any such changes in good faith.

2.3
Notwithstanding the foregoing, the Owner and the Contractor agree that the Owner may solicit bids from other rolling stock maintenance providers, provided that prior to the Owner accepting any such bid, the Owner will give the Contractor prompt and sufficient written notice of the Owner’s preferred bid based upon the same or similar terms of the MTC that the Owner and Contractor will negotiate in accordance with Section 2.2 hereinabove to enable the Contractor to prepare a comparable bid for consideration by the Owner. If the Contractor agrees to the price, and substantially the scope, schedule and terms and conditions of preferred bid, the Owner shall award the maintenance to the Contractor and the Owner and the Contractor will execute the MTC based upon the comparable bid.

2.4
In the event the Owner and the Contractor do not enter into the MTC in accordance with Section 2.2 or the Owner does not award the maintenance to the Contractor and enter into the MTC with the Contractor under Section 2.3, the Owner and Contractor will execute a management agreement of the maintenance work. The management agreement is required to preserve the collateral for the financing agreement with Siemens Financial Services, Inc. The management agreement will be in effect for the longer of the duration of the financing agreement between the Owner and Siemens Financial Services, Inc. or until the Owner has made all payments due thereunder unless the management agreement is terminated by mutual agreement of the Owner and the Contractor.

2.5
The pricing contained in this Agreement is conditioned upon a full service maintenance contract for the Trains, Vehicles and Supplied Equipment being awarded by Owner to Contractor under Sections 2.2 or 2.3, and such MTC being entered into by and between Owner and Contractor by December 31, 2014. In event that Owner and Contractor do not enter into such MTC, the parties agree that an additional charge of up to five percent (5%) of the Phase 1 Train Price.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and warranties by the Contractor

The Contractor represents and warrants to the Owner that as of the date of this Agreement:

3.1.1	the Contractor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

3.1.2
the Contractor has the power to carry on its business as it is now being conducted and has all licenses, consents, approvals, permits, authorizations, exemptions and certifications required for that purpose and for the proposed activities under this Agreement;

3.1.3
the Contractor is duly qualified to do business, and is in good standing, in the State of Florida and will remain in good standing throughout the duration of this Agreement and for as long thereafter as any obligations remain outstanding under this Agreement that require that the Contractor is qualified to do business in Florida;

3.1.4
the Contractor has the full power, right and authority to (i) execute, deliver and perform its obligations under this Agreement and the Contract Documents and (ii) carry out and consummate the transactions contemplated thereby;

3.1.5
the execution, delivery and performance by the Contractor of this Agreement has been duly authorized by all necessary corporate and other action. Each person executing this Agreement on the Contractor’s behalf has been duly authorized to execute and deliver the same on the Contractor’s behalf and this Agreement has been duly executed and delivered by the Contractor;

3.1.6	executing and delivering this Agreement and performing its obligations under this Agreement will not:

(a)	conflict with the terms of the Contractor’s organizational documents;

(b)	conflict with or result in a breach of any existing contract or in the creation of any Security Interest over the Contractor or any of its property; or

(c)	contravene any provision of any Applicable Law or Regulation binding on the Contractor;

3.1.7
there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Contractor, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Contractor or any of its Subsidiaries that either individually or in the aggregate would have a material adverse effect upon the Contractor’s ability to perform its obligations under this Agreement;

3.1.8
the reviewed financial statements of the Contractor have been prepared in accordance with GAAP and present in all material respects a true and fair view of the financial condition of the Contractor as of the dates the financial statements were prepared. To the best of the Contractor’s knowledge, having made all prudent inquiries as of the date of this Agreement, there has been no change in the financial condition of the Contractor since the date of the reviewed financial statements provided by the Contractor to the Owner pursuant to the July Non-Disclosure Agreement that would have a material adverse effect upon the Contractor’s ability to perform its obligations under this Agreement;

3.1.9
all written information supplied by the Contractor, or any of its representatives or advisors, to the Owner in connection with this Agreement was true and accurate in all material respects both when given and on the date on which this representation is made and there are no other facts or matters the omission of which made any statement or information contained in the written information provided to Owner or to any of its representatives or advisors misleading in any material respect as of the relevant date of delivery thereof or the date on which this representation is made and all expressions of opinion contained therein were honestly made on reasonable grounds after due and careful enquiry;

3.1.10	none of the Contractor Events of Default has happened and the Contractor is not aware that a Contractor Event of Default is likely to happen;

3.1.11
the Contractor is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act;

3.1.12
neither the Contractor, nor to the knowledge of the Contractor, any director, officer, agent or employee thereof, (i) is a person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time or (ii) is (a) an agency of the government of a country, (b) an organization controlled by a country or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person. No part of the proceeds of the payments made hereunder will, to the knowledge of the Contractor, be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

3.1.13
no part of the proceeds of the payments made hereunder will be used, directly or, to the knowledge of the Contractor, indirectly, for any payments to any governmental official or employee thereof, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA; and

3.1.14	the Contractor will ensure that it will execute the Escrow Agreement within fourteen (14) days of the designs for the Phase 1 Trains having been “frozen” (as such date is agreed by the parties).

3.2	The Contractor acknowledges and agrees that the Owner is relying on the representations and warranties above and is entering into this Agreement on the basis of them.

3.3	Representations and warranties by the Owner

The Owner represents and warrants to the Contractor that as of the date of this Agreement:

3.3.1	the Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

3.3.2
the Owner has the full power, right and authority to (i) execute, deliver and perform its obligations under this Agreement and the Contract Documents and (ii) carry out and consummate the transactions contemplated thereby;

3.3.3
the execution, delivery and performance by the Owner of this Agreement has been duly authorized by all necessary organizational and other action. Each person executing this Agreement on the Owner’s behalf has been duly authorized to execute and deliver the same on the Owner’s behalf and this Agreement has been duly executed and delivered by the Owner;

3.3.4	executing and delivering this Agreement and performing its obligations under this Agreement will not:

(a)	conflict with the terms of the Owner’s organizational documents;

(b)	conflict with or result in a breach of any existing contract to which the Owner is a party;

3.3.5	the Owner is a wholly-owned Subsidiary of All Aboard Florida Holdings LLC;

3.3.6
this Agreement constitutes the legal, valid and binding obligation of the Owner, enforceable against the Owner in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting the enforceability of the rights of creditors generally and general principles of equity;

3.3.7
there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Owner, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Owner that either individually or in the aggregate would have a material adverse effect upon the Owner’s financial condition or business or its ability to perform its obligations under this Agreement; and

3.3.8	the Owner will ensure that it will execute the Escrow Agreement within fourteen (14) days of the designs for the Phase 1 Trains having been “frozen” (as such date is agreed by the parties).

3.4	The Owner acknowledges and agrees that the Contractor is relying on the representations and warranties above and is entering into this Agreement on the basis of them.

4.	THE REQUIREMENTS

4.1	The Trains

4.1.1	The Contractor will design, engineer, manufacture, test, commission, deliver, tender for acceptance and sell, the Trains and the Supplied Equipment all in accordance with:

(a)	the Delivery Schedule;

(b)	the Plans;

(c)	all Applicable Laws and Regulations; and

(d)	otherwise in accordance with this Agreement,

such that they shall be Fit for Purpose. The Trains will be tested in accordance with Sections 7 and 8.

4.2	Schedule of Finishes

The Contractor will produce a Schedule of Finishes (in accordance with the Train Technical Specification) together with appropriate visual renders, swatches and samples for the Trains for approval by the Owner no later than one (1) month after the date of this Agreement for the exterior of the coaches and three (3) months after the date of this Agreement for the interior. For the Phase 1 locomotives, the exterior finishes must be agreed by the parties within six (6) months of the date of this Agreement. The Owner shall, if changes are required to the Schedule of Finishes, the visual renders, swatches and samples for the Trains, notify the Contractor of any changes in writing no later than two (2) weeks after receiving the items from the Contractor. The Contractor and the Owner agree to discuss such changes in good faith and following such discussions, the parties will reach agreement on the change, if any, and the Contractor shall incorporate any changes into the TTS, and provide the Owner with the final version of the Schedule of Finishes, the visual renders, swatches and samples for the Trains within two (2) weeks of reaching such agreement.

4.3	Design Review

4.3.1
The Trains are designed to be in operation for an average of thirty (30) years, if the Train is operated and maintained in accordance with all Applicable Laws and Regulations and the Operation and Maintenance Manuals.

4.3.2
Without prejudice to the Contractor’s obligations under Section 4.1, the Contractor shall produce for review by the Owner the design descriptions for each train component and system which shall demonstrate to the reasonable satisfaction of the Owner that the requirements of the Train Technical Specification in relation to that train component or system have been understood by the Contractor and that the Contractor’s proposals will lead to a technical solution which (upon implementation) will satisfy the requirements of the Train Technical Specification, and will allow the Trains to be operated and maintained in accordance with the Operation and Maintenance Manuals, the Plans and all other documentation produced pursuant to this Agreement. The design descriptions shall include, but not be limited to, detailed technical proposals and functionality analyses.

4.3.3
The Contractor shall provide such level of information during the process referred to in Section 4.3.1 so as to allow the Owner to reasonably satisfy itself that the resulting design will meet the Contractor’s obligations and be Fit for Purpose.

4.3.4
In accordance with Section 13.11, the Contractor shall, at a time consistent with the Delivery Schedule and subject to the prior written approval of the Owner, incorporate any relevant improvements and/or modifications in relation to the design, testing and manufacturing process of the Trains, which it identifies (or a reasonable manufacturer should have identified), at a time consistent with the Delivery Schedule, in the design, manufacturing, testing and operation of any other rolling stock being designed, tested, operated or maintained by the Contractor.

4.4	Relevant Approvals

4.4.1
Except as set forth in Section 4.4.3, the Contractor shall be responsible for obtaining all Relevant Approvals in order to manufacture, deliver, tender for acceptance and sell the Trains at its own cost.

4.4.2
The Owner shall be responsible for obtaining all Relevant Approvals (if any) to own, operate and maintain the Trains including obtaining all Relevant Approvals for the construction, provisioning, and the operation of Owner Network and Maintenance Facility.

4.4.3
Owner shall be the interfacing party with FRA and shall provide any necessary submissions to the FRA with respect to compliance of the Trains on Owner’s Network In accordance with the applicable FRA regulations; provided that Contractor will provide to Owner such documentation or information as may be in Contractor’s possession which may be required for such FRA submissions. Owner shall be responsible for obtaining all FRA approvals necessary (if any) for compliance of the Trains in accordance with the applicable FRA regulations, subject to Contractor’s obligation to comply with FRA requirements as follows:

(a)
the Contractor shall be required to perform its obligations under this Agreement and, in doing so, comply with all Applicable Laws and Regulations, including all mandatory FRA requirements that relate to the design, manufacture and/or delivery of the Trains, Vehicles and the Supplied Equipment;

(b)	the Contractor shall provide all reasonable assistance and support required by the Owner in liaising with the FRA; and

(c)	the Owner shall not be responsible for any delay in obtaining any required approval from the FRA that directly results from the Contractor’s failure to comply with Sections 4.4.3 (a) and 4.4.3 (b).

4.4.4
The parties acknowledge that the FRA has reviewed this Agreement for the purposes of determining whether to provide the Owner with a RRIF loan, and they have received a memorandum, dated August 8, 2014, from the FRA (“Memorandum”) detailing proposed changes to the Agreement which the FRA believes would be necessary in the event that Owner finances and/or refinances all or any portion of the Trains, Vehicles and Supplied Equipment with a RRIF loan, The parties will use their reasonable efforts to agree on any amendments resulting from that process provided that the Owner shall issue a Change Notice in relation to those amendments where the Contractor will incur costs or suffer a delay to performance if they are implemented.

4.4.5
Whenever it is necessary for the Owner to make a formal submission to a Governmental Authority for any Relevant Approvals in relation to the operation of the Trains, the Contractor shall use its reasonable efforts to assist the Owner in preparing such submission and providing supporting documentation in a timely fashion so as to allow the Owner sufficient time to obtain such Relevant Approvals.

4.5	Storage

4.5.1
The Contractor shall be responsible for providing, at its own cost, for the storage of each of the Vehicles and Trains and each item of Supplied Equipment in a secure and appropriate facility at all times until such items are Delivered.

4.5.2
Following Delivery, the Owner shall be responsible for providing, at its own cost, for the storage of each of the Vehicles and Trains and each item of Supplied Equipment in the Maintenance Facility or other location as the Owner may select. The parties will agree a joint protocol for any necessary movement of Trains within the storage facility, for the presenting and returning of Trains before and after testing under Sections 7 and 8 and for providing the Contractor with any necessary access to the facilities to undertake any work on the Trains and the Supplied Equipment.

4.6	Training

4.6.1
The Contractor shall, at its own cost, organize and provide to the Owner for agreement in accordance with this Section (and, once agreed, implement and comply with) a training plan covering amongst other things the proposed curriculum and training itinerary, including appropriate training of a mutually agreed upon number of employees or contractors of the Owner to administer such program in the future, i.e., “Train the Trainer”) (the “Training Plan”). The total number of training hours included in the Training Plan shall be 1200. The Training Plan will train such employees or contractors of the Owner (including the Owner’s train operators, vehicle maintenance staff, mechanical staff and the train operator’s trainers) and such other persons as the Owner reasonably considers necessary to operate the Trains and Supplied Equipment on the operations and features of the Trains. The Contractor shall develop such Training Plan in conjunction with the Owner and incorporate any amendments reasonably required by the Owner.

4.6.2
The Contractor shall commence the Training Plan no later than six (6) months prior to the Scheduled Delivery Date for the first Phase 1 Train or such other mutually agreed upon date (the “Training Commencement Date”) specified in the Delivery Schedule. The Owner shall have the participants available for training on the dates set forth in the Training Plan (the “Training Dates”) and ensure that such employees and/or contractors have the requisite qualifications and experience reasonably specified by the Contractor in the Training Plan. Such training will be provided at the Maintenance Facilities or at any other location as may be agreed by the parties at the Owner’s cost. For the avoidance of doubt, all training materials referred to in the Training Plan or required for the training shall be provided by the Contractor at its own cost.

4.6.3
Any further training which the Owner requires the Contractor to provide in addition to the training provided under the Training Plan (the “Additional Training”) shall, subject to Section 4.6.4, be at the Owner’s cost on the basis of the relevant Regulated Labor Rates.

4.6.4	When Additional Training is required as a result of changes to any Train made by the Contractor in order to comply with the TTS, such Additional Training shall be provided at the Contractor’s cost.

4.6.5
If any training is cancelled or postponed on less than 15 days’ written notice because the Contractor’s staff is not available for such training on the Training Commencement Date or any Training Date thereafter, the Contractor shall be responsible for any reasonable cancellation or postponement costs incurred by the Owner. If any training is cancelled or postponed on less than 15 days’ written notice because the Owner’s employees and/or contractors are not available for such training on the Training Commencement Date or any Training Date thereafter, the Owner shall be responsible for any reasonable cancellation or postponement costs incurred by the Contractor.

4.7	Access to Maintenance Facilities

The Owner will provide the Phase 1 Maintenance Facility as set forth in Exhibit 2 (Maintenance Facility Layout and Commissioning Equipment) and ensure that the Phase 1 Maintenance Facility is sufficiently functional to commission, test and maintain Trains and Vehicle no less than fifteen (15) days before the Scheduled Delivery Date of the first Phase 1 Train. The Owner will provide the Contractor with such access to the Maintenance Facilities as the Contractor reasonably requires during normal business hours in order to comply with its obligations under this Agreement, and the Contractor shall execute and shall have any of its Sub-Contractors, suppliers, agents, or representatives that require access to the Maintenance Facilities execute access agreements with Florida East Coast Industries LLC in substantially the form set out in 0 (Form of Right of Access Agreement in Respect of the Maintenance Facilities). Notwithstanding the foregoing, the parties acknowledge that Florida East Coast Industries LLC is reviewing Exhibit 9 (Form of Right of Access Agreement in Respect of the Maintenance Facilities). In the event Florida East Coast Industries LLC proposes changes to Exhibit 9 (Form of Right of Access Agreement in Respect of the Maintenance Facilities) after its review, the parties will in good faith enter into discussions, the goal of which is to agree on the form of Exhibit 9 (Form of Right of Access Agreement in Respect of the Maintenance Facilities). The Owner shall be responsible for the security, safety, permits, certificates, Relevant Approvals, compliance with Applicable Laws and Regulations related to the condition and maintenance of the Maintenance Facilities. The Owner shall be responsible for providing the equipment and tools listed in Part 2 of Exhibit 2 (Maintenance Facility Layout and Commissioning Equipment) in relation to the Phase 1 Trains for the Maintenance Facilities. The Contractor shall be responsible for the providing the tools listed in Part 2 of Exhibit 2 (Maintenance Facility Layout and Commissioning Equipment) in relation to Phase 1 Trains.

5.	OPTIONS

5.1	Phase 2 Trains

5.1.1.	The Phase 2 Trains consist of:

(a)	ten (10) café coaches (type 5-1);

(b)	twenty (20) economy class coaches (type 1);

(c)	five (5) economy class coaches (type 2-1);

(d)	ten (10) business class coaches (type 4);

(e)	five (5) business class coaches (type 3-1); and

(f)	eleven (11) locomotives.

5.1.2.
The Contractor hereby grants to the Owner an option to purchase the Phase 2 Trains and the Phase 2 Spare Parts at the pricing set forth in Part 1 of Exhibit 7 (Prices), if the Phase 2 Order is received by the Contractor on or before March 1, 2015.

5.1.3.	If the Phase 2 Order is received by the Contractor after March 1, 2015, the Owner will pay in addition to the prices set forth in Part 1 of Exhibit 7 (Prices):

(a)	a restart fee of $11,000,000; and

(b)	a price escalation as calculated by the Escalation Formula set forth in Exhibit 11 (Escalation).

5.1.4.	If the Phase 2 Order is received by the Contractor on or before March 1, 2015, the Phase 2 Trains will be Delivered in accordance with Exhibit 4 (Delivery Schedule).

5.1.5.
If the Phase 2 Order is not received by the Contractor on or before March 1, 2015, the delivery schedule will be mutually agreed upon between the Owner and the Contractor. The date of Delivery will be principally consistent with the methodology of Phase 1 Train Delivery; however, such dates for Delivery of the Phase 2 Order will be dependent upon the Lead Times of materials and availability of the production facilities at the time of the Phase 2 Order. After the Owner places the Phase 2 Order, the Contractor will provide the Owner with a Primavera schedule, which will set forth the Delivery Schedule for the Phase 2 Order.

5.1.6.
The parties acknowledge that a Phase 2 Order may request the Contractor to supply the Phase 2 Spare Parts specified in Appendix N of Exhibit 1 (Train Technical Specifications); however, the Phase 2 Spare Parts must be ordered at the same time as the Phase 2 Trains. The price for Phase 2 Spare Parts is set forth in Part 1 of Exhibit 7 (Prices), if the Phase 2 Order is received by the Contractor on or before March 1, 2015. If the Phase 2 Order is received by the Contractor after March 1, 2015, the Owner will pay in addition to the prices set forth in Part 1 of Exhibit 7 (Prices), a price escalation as calculated by the Escalation Formula set forth in Exhibit 11 (Escalation).

5.1.7.	When the Phase 2 Order is placed, the Aggregate Contract Price shall be increased by the Phase 2 Price.

5.2	Additional Vehicles and Trains

5.2.1	The Option Trains consist of:

(a) Additional passenger coaches:

Minimum order is ten (10) and the maximum order is forty-seven (47), consequently, multiple orders may be placed, provided that each order quantity is no less than ten (10) coaches and the total number of coaches for all orders does not exceed forty-seven (47).

(b) Additional diesel electric locomotives:

Minimum order is two (2) locomotives and the maximum order is six (6) locomotives, consequently, multiple orders may be placed, provided that each order quantity is no less than two (2) locomotives and the total number of locomotives for all orders does not exceed six (6).

5.2.2
The Contractor hereby grants to the Owner an option to purchase the Option Trains at the pricing set forth in Part 1 of Exhibit 7 (Prices), which shall be subject to price escalation as calculated by the Escalation Formula set forth in Exhibit 11 (Escalation).

5.2.3
If the Option Order is not received by the Contractor as of a date which would allow for continuous production, in addition to the price paid under Section 5.2.2, the Owner will pay a restart fee of $11,000,000.

5.2.4
The parties acknowledge that an Option Order may request the Contractor to supply Option Spare Parts. The parties, acting reasonably and taking into account the number of Phase 1 Spare Parts, which were provided for the number of Trains in the Phase 1 Order, shall agree upon the required number of any Option Spare Parts.

5.2.5
For all Option Orders received by the Contractor, a Delivery Schedule will be mutually agreed upon between the Owner and the Contractor. The date of Delivery will be principally consistent with the methodology of Phase 1 Train Delivery; however, such dates for Delivery of the Option Order will be dependent upon the Lead Times of materials and availability of the production facilities at the time of the Option Order. After the Owner places the Option Order, the Contractor will provide the Owner with a Primavera schedule, which will set forth the Delivery Schedule for the Option Order.

5.2.6	All Option Orders must be received by the Contractor no later than five (5) years from the date of this Agreement.

5.2.7	Where an Option Order is placed, the Aggregate Contract Price shall be increased by the Option Price.

6.	FINANCIAL STANDING

6.1
During the term of this Agreement but only to the extent that Phase 2 Orders or Option Orders remain unfulfilled and/or Trains or Vehicles continue to be the subject of the acceptance tests pursuant to Section 8, the Owner may from time to time review the current annual report of the Contractor. The Owner shall upon no less than twenty (20) days’ written notice, request to review the current annual report of the Contractor, subject to the terms of the non-disclosure agreement signed by the Owner and dated July 2014 (the “July Non-Disclosure Agreement”). The Owner may request that employees of the Owner’s Group and auditors retained by the Owner or the Owner’s Group may also review the annual report so long as such entities execute a nondisclosure agreement on substantially similar terms to the July Non-Disclosure Agreement. The Owner shall be liable for the Owner Group’s or auditors’ compliance with any non-disclosure agreement.

6.2
Upon the Owner’s compliance with Section 6.1, the Contractor shall make the Contractor’s annual report available to the Owner or the Owner Group or auditors at a mutually convenient location of the Contractor Group. The Owner, the Owner Group or auditors may only review the annual report and cannot make copies or take notes. A representative of the Contractor or Subsidiary may be present at all times. The annual report will be made available for review no more frequently than twice every twelve (12) months.

6.3
In the event that this Agreement is assigned by the Contractor to a Subsidiary of the Contractor, the Contractor represents and warrants to the Owner that the value of the Net Assets of the assignee is three times the Remaining Contract Value and the Contractor shall confirm agreement with the assignee that the Owner shall have access to the current annual report of the assignee in line with the approach outlined in Section 6.1 subject only to the Owner entering into a non-disclosure agreement on substantially similar terms to the July Non-Disclosure Agreement with such assignee.

6.4
Where the test in Section 6.3 has not been met, the Contractor or assignee shall, if requested by the Owner, deliver to the Owner the Guarantee in accordance with Section 42.2 and the Owner shall no longer have the right to review the annual report of the Contractor.

7.	TESTING AND CERTIFICATION

7.1	The parties will bear their own expenses for testing on the Trains and Vehicles according to the Test Plan and in accordance with:

7.1.1	the Plans;

7.1.2	the Delivery Schedule; and

7.1.3	all Applicable Laws and Regulations,

and the Contractor will provide the Owner with all necessary test records confirming successful completion of any such testing.

7.2
Any certificate, document, approval, consent or notice issued or inspection, audit or review undertaken by, the Owner under this Agreement shall not release, diminish or in any other way affect the obligations of the Contractor nor shall it result in the Owner assuming any responsibility for the adequacy, completeness, condition or performance of the Trains or equipment.

7.3
The Owner shall procure at its own expense the PTC, cab signalling, and voice radio equipment for installation in the locomotives by the Contractor. The Owner will deliver the equipment to the Contractor at its own cost to the Contractor’s manufacturing site in Sacramento, California. The licensing fees for the PTC, cab signalling, and voice radio equipment are to be paid by the Owner. The provisioning, commissioning, validation and/or testing (including communication with the on-board units) of wayside equipment is normally provided by the supplier of the equipment and is not included in the Contractor’s scope. The pricing contained in Exhibit 7 (Prices) does not include the cost to engineer, integrate, install, test or validate service of the PTC, cab signalling equipment or voice radio equipment. The Contractor shall provide the engineering, installation, testing and validation services associated with implementing such systems in the locomotives upon the parties’ final agreement on the technical details, schedule and price associated with the services described in this Section 7.3. Because the supplier of the PTC, cab signalling equipment, and voice radio equipment have not yet been finally selected by the Owner, and as a result, the technical details are not finalized, the parties have agreed to an allowance:

7.3.1
For the PTC equipment: A one-time charge for engineering and integration of the onboard PTC equipment mechanically and electrically into the locomotive is yet to be determined. The price per locomotive for the installation and routine testing of the PTC equipment is yet to be determined. The Owner is responsible to procure the testing and validation of the PTC equipment with back-office server/dispatch system with the PTC equipment supplier, and it is not included in the Contractor’s scope or the allowance.

7.3.2
For the cab signalling: A one-time charge for engineering and integration of the cab signalling equipment mechanically and electrically into the locomotive is yet to be determined. The price per locomotive for the installation and routine testing of the cab signalling equipment is yet to be determined.

7.3.3
For the voice radio equipment: A one-time charge for engineering and integration of the voice radio equipment mechanically and electrically into the locomotive is yet to be determined. The price per locomotive for the installation and routine testing of the cab signalling equipment is yet to be determined.

7.4
Within thirty (30) days from the execution of this Agreement, the Owner shall select the suppliers for the cab signalling equipment, and voice radio equipment and confirm the relevant specifications and supply arrangements for each of cab signalling equipment, and voice radio equipment in order for the Contractor to support the implementation of those systems in the locomotives. If the Owner does not select the suppliers and confirm the relevant specifications and supply arrangements within the time period set forth above, the Contractor shall be entitled to an extension of time as a Permitted Delay. Potential changes to the delivery and acceptance schedule may also apply, depending on the discussions with the corresponding suppliers. The space requirements for the onboard PTC equipment shall be agreed upon by the Owner and Contractor within forty-five (45) days from the execution of this Agreement. The parties acknowledge that the PTC equipment cannot be implemented when the Trains are in production. If production of the Train is underway or completed prior to the implementation of the PTC in the Trains, the parties will work together to minimize any resulting cost and schedule impact including, if necessary, the possible retrofit of the PTC equipment after the trains have been delivered to the Owner.

8.	DELIVERY AND ACCEPTANCE

8.1	Delivery and General Acceptance Provisions

8.1.1	The Contractor shall deliver the Trains and tender the Trains for acceptance in accordance with the Delivery Schedule.

8.1.2
On the day of delivery of any Train or Supplied Equipment to the Maintenance Facilities or such other suitable location mutually agreed upon by the Owner and the Contractor the condition of each Train and item of Supplied Equipment shall be jointly inspected by the Owner and the Contractor. If either party observes any damage or defect on any Train or item of Supplied Equipment (a “Delivery Condition Defect”) it shall be logged on a joint inspection report. The Contractor shall be entirely responsible for the rectification of all Delivery Condition Defects at its own cost. The Contractor shall be provided access to the Maintenance Facilities during normal business hours in order to commission and test the Train or Vehicle.

8.1.3
Unless otherwise agreed between the Contractor and the Owner, the Contractor shall not be entitled to Deliver a Train under this Section 8 prior to its respective Scheduled Delivery Date or Deliver any item of Supplied Equipment prior to its Scheduled Acceptance Date.

8.1.4
The Trains are to be tendered for Conditional Acceptance, Final Acceptance and Fleet Acceptance. Once delivered in accordance with Section 8.1.1, the testing of any Train for Conditional Acceptance in accordance with Section 8.2 shall commence within thirty (30) days of the date of delivery of such Train; provided that the Contractor has provided the Owner with a Test Plan for such Train no later than thirty (30) days prior to the date of delivery of such Train.

8.1.5	In any seven (7) day period, the Contractor shall not tender for Conditional Acceptance or Final Acceptance any more than two Trains unless otherwise agreed.

8.1.6
The Contractor shall manufacture and deliver all of the Phase 1 Spare Parts to Phase 1 Maintenance Facility on the dates set out in the Delivery Schedule and in any event not later than the date upon which the first Train to be delivered under this Agreement is tendered for Conditional Acceptance.

8.1.7
The Contractor shall manufacture and deliver each of the Special Tools to the Phase 1 Maintenance Facility on the dates set out in the Delivery Schedule and no less than four (4) weeks before the date upon which the first Train to be delivered under this Agreement is tendered for Conditional Acceptance.

8.1.8
The Owner acknowledges that the acceptance tests for the Phase 2 Trains under this Section 8 shall wherever practicable be the same as those for Phase 1 Trains but with the necessary amendments made in the case where a Phase 2 Train constitutes an additional Vehicle rather than a Train.

8.1.9
Both Delivery of the Trains and the issuance of any Conditional Acceptance Certificate, Final Acceptance Certificate or Fleet Acceptance Certificate by the Owner pursuant to this Section 8 shall be without prejudice to the Owner’s rights to make any claim under this Agreement and shall not in any way:

(a)	release, diminish or in any other way affect the obligations of the Contractor under this Agreement; or

(b)	result in the Owner assuming any responsibility for the adequacy, completeness, condition or performance of the Trains or the Supplied Equipment.

8.2	Conditional Acceptance

8.2.1	The Owner acting reasonably shall not be obliged to accept a Train for Conditional Acceptance nor to issue a Conditional Acceptance Certificate unless:

(a)	the Train has successfully completed all testing in accordance with the Test Plan necessary for Conditional Acceptance;

(b)	such Train has achieved all Relevant Approvals in accordance with Section 4.4.1;

(c)	such Train has successfully completed the relevant Burn-In Procedure outlined in Appendix M to the Train Technical Specification in Exhibit 1 (Train Technical Specifications);

(d)	such Train is Fit for Purpose in accordance with clause (a) of the definition of “Fit for Purpose”;

(e)	all compression load and functional and static tests have successfully been passed, either at the Contractor’s manufacturing facility or at another certified testing facility;

(f)	the requisite Delivery Documentation has been delivered to the Owner;

(g)	such Train conforms to the Train Technical Specification, except for the Punch List items;

(h)
the performance and reliability of all the Trains that have previously achieved Conditional Acceptance prior to the date that the Contractor is tendering a Train for Conditional Acceptance is in accordance with the reliability plan described in the Train Technical Specification;

(i)	the Contractor has provided a certification to the Owner that such Train complies with all of the above requirements; and

(j)	the Owner has received the Phase 1 Supplied Equipment in accordance with the mutually agreed upon schedule.

8.2.2
Where the conditions specified in Sections 8.2.1 (a) to 8.2.1 (b) above have been fulfilled with respect to a Train, the Owner shall promptly issue a Conditional Acceptance Certificate to the Contractor with respect to such Train and Conditional Acceptance of such Train shall occur. If the Owner uses a Train in revenue passenger service, such Train shall be deemed to have received Conditional Acceptance. In the event that there are Punch List items mutually agreed upon by the parties that are outstanding, the Owner shall issue a Conditional Acceptance Certificate and be entitled to retain a reasonable amount from any related Milestone Payment but no event shall that amount exceed $25,000 pending completion of the relevant Punch List items by the Contractor, that is agreed by both parties to be sufficient and reasonable to cover the costs that the Owner would reasonably and properly incur to carry out such completion work. Any dispute as to what constitutes a reasonable amount may be referred by either party to resolution in accordance with Section 8.2.4.

8.2.3
In the event that the Train does not receive Conditional Acceptance and has not been deemed to have received Conditional Acceptance under Section 8.2.2, the Owner shall within seven (7) days of the issue of the certification by the Contractor pursuant to Section (i), issue a written statement (the “Conditional Acceptance Statement”) setting out the specific reasons why it believes that the conditions specified in Sections 8.2.1 (a) to 8.2.1 (b) have not been satisfied and, as appropriate, the outstanding conditions to be satisfied and tasks to be performed by the Contractor and any agreed timetable to apply to the satisfaction of such conditions and tasks.

8.2.4
In circumstances where the Owner does not issue a Conditional Acceptance Certificate or the Train has not achieved Conditional Acceptance with respect to a Train in accordance with the terms of Sections 8.2.1 or 8.2.2 and the Contractor, acting reasonably, disputes the reasons provided by the Owner, it shall notify the Owner of this in writing (the “Non-Consensus Alert”) within seven (7) days of receipt of the Conditional Acceptance Statement from the Owner. The Owner’s and the Contractor’s project managers shall meet no later than seven (7) days following the date of the Non-Consensus Alert (or such other date agreed between the parties) to seek to resolve the dispute outlined in the Non-Consensus Alert. If the Owner’s and the Contractor’s project managers cannot resolve the dispute within two (2) days, the managing director of the Contractor and the chief operating officer of the Owner (or equivalent from time to time) (the “Senior Representatives”) shall meet to attempt to resolve the dispute before taking any further action. If the Senior Representations cannot resolve the dispute within seven (7) days, either party may refer the dispute to be resolved In accordance with Section 37 (Dispute Resolution Procedure). During this period of time, no liquidated damages shall accrue; provided that liquidated damages shall be due and payable for this period of time to the extent that any Non-Consensus Alert dispute is resolved in favor of the Owner.

8.2.5
If the Contractor reasonably believes that the conditions specified in Sections 8.2.1 (a) to 8.2.1 (j) above have been satisfied, the Contractor may issue a notice to the Owner requiring the Owner to issue a certificate pursuant to Section 8.2.2 or to issue a written response to the Contractor setting out the reasons for the Owner refusing to issue such a certificate. If, within seven (7) days of receipt of a notice under this Section 8.2.5, the Owner neither issues a certificate pursuant to Section 8.2.2, nor issues such a written response, the Owner shall be deemed for the purposes of Section 8.2.2 to have issued a certificate pursuant to Section 8.2.2. dated as of the date the acceptance testing was performed.

8.2.6
If the Owner has advised the Contractor pursuant to Section 8.2.3 above that a Train has failed to comply with either Sections 8.2.1 or 8.2.2 and the Contractor has not provided the Owner with a Non-Consensus Alert within the period set forth in Section 8.2.5 which remains unresolved, the Contractor shall promptly and at its own cost cure any such non-compliance in the Train and ensure that the Train shall comply with Section 8.2.1. Following the curing of any such non-compliance the Contractor shall re-tender the Train for acceptance and the provisions of this Section 8.2 shall apply again with respect to such delivery.

8.2.7
To the extent set out in the Test Plan, the Owner shall at Its own cost be responsible for the provision of (or procuring the provision of) all train operator and other staff and suitable windows of uninterrupted access to the Owner’s Network and Available Infrastructure required for the purpose of carrying out the testing of all Trains, provided that the Owner shall not be responsible for the cost of any additional train operators, staff or train paths over and above those set out in the Test Plan if the Trains fail the original tests or do not comply with the agreed timetables for any other reason.

8.2.8
If a Train fails to pass any of the tests set out in the Test Plan, the Contractor shall notify the Owner as soon as practicable, and in any event no later than two (2) Business Days after such failure. The Contractor shall repeat such test as soon as is reasonably practicable and shall continue to repeat it until such Train passes the relevant test and shall advise the Owner of any special measures required to be adopted by the Owner until the test is passed.

8.2.9
Where a Train has achieved Conditional Acceptance running at 79 mph and at that time the Available Infrastructure did not allow for running at 125 mph, the Contractor shall ensure that all such Phase 1 Trains are tested at 125 mph within four weeks of sufficient sections of the Owner Network being completed to allow running at 125 mph. In no event shall the failure of the Available Infrastructure to allow for the running at 125 mph, prevent the Train(s) from receiving a Conditional Acceptance Certificate.

8.3	Final Acceptance

8.3.1
Following the issuance of a Conditional Acceptance Certificate with respect to a Train, the Owner may commence operation of such Train in passenger service and the Contractor shall be entitled to have a representative participating in such operation as an observer (such observer shall at all times comply with the reasonable instructions of the Owner) for the purposes of monitoring compliance with the provisions of Section 8.3.2.

8.3.2	Final Acceptance of a Train shall occur when:

(a)	all non-compliances have been cured by the Contractor pursuant to Section 8.2.6;

(b)	the Punch List items have been rectified;

(c)	the Contractor has provided a certification to the Owner that such Train complies with all of the above requirements; and

(d)	the Owner, acting reasonably, confirms in writing that it is satisfied that the conditions set out in Sections 8.3.2(a) and 8.3(b) above have been met.

For the avoidance of doubt, the Milestone Payment payable on Final Acceptance shall not become payable until the requirements of this Section 8.3.2 have been satisfied in full with respect to such Train.

8.3.3
Where the conditions specified in Sections (a) to 8.3(d) above have been fulfilled with respect to a Train, the Owner shall issue a Final Acceptance Certificate to the Contractor with respect to such Train and Final Acceptance of such Train shall occur within seven (7) days. If the Owner fails to issue a Final Acceptance Certificate within seven (7) days of the issue of the certification by the Contractor pursuant to Section 8.3.2(c) and the conditions of Sections (a) to 8.3(d) above have been fulfilled with respect to a Train, the Train shall be deemed to have achieved Final Acceptance.

8.4	Fleet Acceptance

8.4.1	The Contractor shall make a submission for Fleet Acceptance to the Owner once the following fleet acceptance criteria have been satisfied:

(a)	all Phase 1 Trains have achieved Final Acceptance;

(b)	all Phase 1 Train has achieved all Relevant Approvals in accordance with Section 4.4.1;

(c)	receipt by the Owner of all the Delivery Documentation;

(d)	where the Phase 1 Trains have met the requirements of the reliability plan described in the Train Technical Specification; and

(e)	the Contractor has provided a certification to the Owner that such Train complies with all of the above requirements.

8.4.2
Where the conditions specified in Sections (a) to (e) above have been fulfilled with respect to the Phase 1 Trains, the Owner shall issue a Fleet Acceptance Certificate to the Contractor and Fleet Acceptance shall occur within seven (7) days.

8.4.3	The provisions of Sections 8.4.1 to 8.4.2 (inclusive) shall apply equally to the Phase 2 Trains subject only to such changes as are necessary to give effect to this Section.

8.5	Phase 1 Spare Parts

8.5.1	Upon delivery of the Phase 1 Spare Parts, the Contractor shall issue a Phase 1 Spare Parts Compliance Certificate.

8.5.2	The Owner shall be entitled to reject the delivery of a Phase 1 Spare Part if it is not accompanied by a Phase 1 Spare Parts Compliance Certificate.

8.5.3	The price for the Phase 1 Spare Parts shall be the Phase 1 Spare Parts Price which shall be payable in accordance with Section 15 (Payment).

8.6	Special Tools

8.6.1	Upon delivery of each Special Tool, the Contractor shall, where applicable provide a Special Tools instruction document for such Special Tool.

8.6.2	The Owner shall be entitled to reject the delivery of a Special Tool if it is not accompanied by a Special Tools Compliance Certificate.

8.6.3
Conditioned upon the Owner making its staff available, the Contractor shall ensure that sufficient numbers of the Owner’s staff (or other staff nominated by the Owner) will be trained to operate the Special Tools pursuant to Section 4.6 by the time they are to be used.

8.6.4	The price for the Special Tools shall be the Special Tools Price which shall be payable In accordance with Section 15 (Payment).

9.	CONTRACTOR’S OBLIGATIONS AND PROCEDURES

9.1	The Contractor shall at all times in performing its obligations under this Agreement:

9.1.1
perform its obligations in accordance with all due skill, care, diligence, prudence and foresight to be expected of appropriately qualified and experienced professional designers and engineers with experience in carrying out work of a similar scope, type, nature and complexity to that required from the Contractor under this Agreement;

9.1.2	comply in all respects with the standards or methods of performance detailed in the Train Technical Specification;

9.1.3
ascertain and comply in all respects with all Applicable Laws and Regulations including, but not limited to, those pertaining to performing its obligations in a safe manner and free from any material risk to the health and well-being of persons using, operating or maintaining, or involved in the management of the Trains;

9.1.4
without prejudice to the foregoing, exercise all due skill, care, diligence and safety practice in the performance of its obligations under this Agreement and not in any manner endanger the health and safety or unreasonably interfere with the proper performance of the duties of the Owner’s employees or those of any third parties;

9.1.5	comply with any applicable safety requirements and the System Safety Plan; and

9.1.6	use materials and goods which are new and of sound and good quality and in accordance with the Quality Assurance Plan such that the Trains will be of new manufacture and of sound and good quality.

9.2	The Contractor shall supply the part numbers and original equipment manufacturer serial numbers (if applicable) for all Parts and Supplied Equipment provided under this Agreement.

9.3
The Contractor shall ensure that all of its employees, Sub-Contractors, suppliers of Parts or agents have the requisite training, skills and competencies to carry out the obligations under this Agreement. Without prejudice to the foregoing the Contractor shall ensure that its employees, Sub-Contractors, suppliers of Parts or agents comply with all Applicable Laws and Regulations in undertaking the obligations in Section 9.1.3.

9.4
The Contractor shall produce and maintain a History Book for each Vehicle until such Vehicle has achieved Final Acceptance and all discrepancies are resolved. The History Book shall be provided to the Owner with the Vehicle and shall be provided in a three-ring binder and in agreed electronic format. Documentation recording changes (including but not limited to configuration and software revision) made during the Warranty Period shall be submitted for inclusion in the History Book.

9.5
The Contractor shall use commercially reasonable efforts to assist the Owner in complying with the Owner’s obligations to complete all necessary filings and registrations with the FRA, as well as filings or registrations with respect to the Phase 1 Trains pursuant to the requirements of the Vendor Financing Security Agreement, and generally to cooperate with the Owner in connection with the requirements of any federal financing arrangements, including any RRIF loan agreement.

9.6
The Contractor shall assist the Owner in complying with those requirements of any security required to be put in place by the FRA in connection with the granting of any RRIF loan such requirements to be notified by the Owner to the Contractor.

9.7
The Contractor shall maintain compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act.

9.8
No part of the proceeds of the payments made hereunder will be used, directly or, to the knowledge of the Contractor, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

9.9	Prior to freezing the vehicle design, the Contractor will provide the Owner with the clearance diagram and the platform interface diagram for the Train.

9.10	The Contractor shall provide, at its own expense, all equipment for the Phase 1 Maintenance Facility specified in Part 3 of Exhibit 2 (Maintenance Facility Layout and Commissioning Equipment).

9.11	The obligations of the Contractor under this Section 9 are without prejudice to the obligations of the Contractor set forth elsewhere in this Agreement.

10.	OWNER’S OBLIGATIONS

10.1
Subject to the terms of this Agreement, the Owner shall buy the Trains designed, manufactured, tested, commissioned and sold in accordance with this Agreement, the Train Technical Specification and the Delivery Schedule. On completion of each Milestone, the Owner undertakes to pay the Contractor in accordance with the terms of this Agreement the amounts, and otherwise upon the terms, set out in Exhibit 5 (Milestones).

10.2	The Owner shall comply with all Applicable Laws and Regulations governing the operations of the Trains and in the performance of its obligations under this Agreement.

10.3
The Owner shall ensure that all of its employees, sub-contractors or agents have the requisite training, skills and competencies to carry out the operations of the Trains on the Owner Network. Without prejudice to the foregoing the Owner shall ensure that its employees, sub-contractors or agents comply with all Applicable Laws and Regulations.

10.4
Without prejudice to the foregoing, exercise all due skill, care, diligence and safety practice in the performance of its obligations under this Agreement and not in any manner endanger the health and safety or unreasonably interfere with the proper performance of the duties of the Contractor’s employees or those of any third parties.

10.5
The Owner shall review and if required approve documentation in order to facilitate the achievement of Milestones of the Delivery Schedule including but not limited to designs, design review documentation, drawings, certifications for Conditional Acceptance, Final Acceptance and Change Notices.

10.6	The Owner shall provide, at its own expense, all equipment for the Phase 1 Maintenance Facility specified in Part 2 of Exhibit 2 (Maintenance Facility Layout and Commissioning Equipment).

10.7	The obligations of the Owner under this Section 10 are without prejudice to the obligations of the Owner set forth elsewhere in this Agreement.

11.	DELIVERY SCHEDULE

11.1	The parties acknowledge that the Delivery Schedule as of the date hereof is included in Exhibit 4 (Delivery Schedule).

11.2	Within seven (7) days following the last day of each month, the Contractor shall submit to the Owner a report (a “Monthly Progress Report”) for review.

11.3	The Monthly Progress Report shall contain:

11.3.1	an updated Delivery Schedule so as to reflect:

(a)	any agreed amendments to the Delivery Schedule;

(b)	any Mandatory Modifications;

(c)	any Changes agreed in accordance with Section 13 which affect the Delivery Schedule; and

(d)	any Permitted Delay established in accordance with Section 14.9; and

11.3.2	a separate parallel program showing the actual progress of construction, which for the avoidance of doubt shall not amend the Delivery Schedule.

11.4
Upon receipt of the Monthly Progress Report (as updated in accordance with 11.3.1) the Owner may, acting reasonably, provide the Contractor with any comments, provided that, no such comments may result in any revisions to the Monthly Progress Report, unless a Change to the Delivery Schedule is made.

11.5
Notwithstanding any other provisions of this Agreement, there shall be no change to any Scheduled Delivery Date or Scheduled Acceptance Date other than in accordance with Sections 13 or 14 or with the express written consent of the Owner which may be withheld in its absolute discretion.

12.	PLANS AND MANUALS

Plans

12.1	The Contractor shall provide the Owner with drafts of the Plans by the corresponding dates set forth in each respective Appendix of Exhibit 1 (Train Technical Specification).

12.2	The Owner shall, acting reasonably, notify the Contractor of any amendments required to the draft Plans within six (6) weeks of receiving the draft Plans from the Contractor.

12.3
The Contractor and Owner agree to discuss such comments in good faith and, following such discussion, the Contractor shall incorporate the amendments required by the Owner and provide the Owner with updated versions of the Plans for agreement (in hard copy and electronic form) within four (4) weeks of the Owner notifying the Contractor of any amendments. Once agreed by the Owner, the final versions shall be deemed to be the final Plans for the purposes of this Agreement.

12.4	Once agreed pursuant to Section 12.3 above the Contractor shall:

12.4.1	provide the Owner with an electronic copy of each of the Plans; and

12.4.2	comply with the provisions of the Plans at all times throughout the course of this Agreement unless otherwise agreed with the Owner.

12.5	Notwithstanding the provisions of Section 19 (Intellectual Property Rights), the Owner shall be entitled, free of charge, to duplicate as many copies of the Plans as it requires.

Operation and Maintenance Manuals

12.6	The Contractor shall provide drafts of the Operation and Maintenance Manuals, and all documentation comprised therein necessary to permit:

12.6.1	the operation and use of the Trains and Vehicles (including all Parts) and the Supplied Equipment; and

12.6.2	the maintenance, overhaul and repair of the Trains, Vehicles and the Supplied Equipment, in accordance with the process in Section 12.9.

12.7
Such documentation shall be presented in a clear format and all information provided shall be adequate to allow any qualified and experienced professional third party (with experience in carrying out maintenance of rolling stock of a similar type, nature and complexity to that provided under this Agreement) successfully to operate the Train, the Vehicles and the Supplied Equipment and understand and comply with the maintenance requirements.

12.8	The Contractor shall supply to the Owner electronic versions in the English language of each of the Train Operator’s Manual and the Maintenance Manual.

Notwithstanding the provisions of Section 19 (Intellectual Property Rights), the Owner shall be entitled, free of charge, to duplicate as many copies of the Operation and Maintenance Manuals as it requires.

12.9	The Contractor shall provide the following to the Owner:

12.9.1	no later than twelve (12) weeks prior to Conditional Acceptance of the first Train, draft Operations and Maintenance Manuals;

12.9.2
no later than Fleet Acceptance, final Operations and Maintenance Manuals, based on the templates of such documents specified in Exhibit 6 (Plans/Manuals). The Operation and Owner shall notify the Contractor of any amendments required within four (4) weeks of receiving any drafts from the Contractor. The Contractor and the Owner agree to discuss such amendments in good faith and, following such discussion, the Contractor shall incorporate the amendments required by the Owner and provide the Owner with the final version of the Operation and Maintenance Manuals as agreed by the Owner. The final versions agreed by the Owner shall be the Operation and Maintenance Manuals for the purposes of this Agreement.

Updates to Operation and Maintenance Manuals

12.10
The cost of producing all of the Delivery Documentation shall be included in the Aggregate Contract Price. Title to copies of all the initial versions of the Delivery Documentation (including the full sets of the same supplied to the Owner pursuant to this Section 12) shall vest in, and remain with, the Owner from the date of delivery pursuant to this Agreement and title to copies all such subsequent versions of the Delivery Documentation shall vest in, and remain with, the Owner on the date on which such versions are delivered to the Owner. For avoidance of doubt the Intellectual Property Rights in the Delivery Documentation shall remain and vest in the Contractor.

13.	CHANGES

13.1
If the Owner wishes to introduce a Change of any kind, the Owner shall complete the relevant sections of a Change Notice to specify the proposed Change, the action that the Contractor should undertake and the reasons for the Change.

13.2
The Contractor shall respond to the Change Notice in full to the Owner as soon as reasonably practicable and in any event within twenty one (21) days (or such other time period as is agreed by the parties) and the Contractor’s response will state:

13.2.1	the effect (if any) of the Change, the Train Technical Specification, the Delivery Schedule and each Scheduled Acceptance Date;

13.2.2
if Implementation of the Change will result in any increase in cost or any increase in any element of the Aggregate Contract Price, including the basis on which the increase is calculated provided that any costs associated with additional labor will be consistent with the Regulated Labor Rates; and

13.2.3	if implementation of the Change will result in a cost saving or any reduction in any element of the Aggregate Contract Price, including the basis on which the reduction is calculated.

13.3
If the Contractor wishes to introduce a Change of any kind, the Contractor shall complete the relevant sections of a Change Notice and send a copy to the Owner. The Change Notice shall specify the proposed Change, the action the Contractor will be required to undertake and reasons for the Change in addition to the information that the Contractor would have been required to provide pursuant to Section 13.2 if the Change Notice had been submitted by the Owner.

13.4	On receipt of the Contractor’s response to a Change Notice pursuant to Section 13.2 or a Change Notice from the Contractor pursuant to Section 13.3, the Owner shall within 14 days either:

13.4.1	if satisfied with the information provided pursuant to Section 13.2, notify the Contractor that it wishes to proceed with the Change in which case Section 13.7 shall apply;

13.4.2
if not satisfied with the information provided pursuant to Section 13.2, require (acting reasonably) the Contractor to reconsider and make a further proposal in relation to the relevant Change in which case the provisions of Section 13.6 shall apply;

13.4.3
inform the Contractor in writing that it does not wish the Change to be carried out, in which case the Contractor and the Owner will perform their obligations in accordance with the terms of this Agreement without the benefit of the Change; or

13.4.4
inform the Contractor in writing that the Owner does not consider the Change to be necessary in which case the Contractor and the Owner will perform their obligations in accordance with the terms of this Agreement without the benefit of the Change.

13.5
The Owner shall have the right to require the Contractor to produce any information or any other supporting documentation reasonably required to evaluate the requested Change Notice or the information provided pursuant to Section 13.2 in relation to cost, time and any other consequences specified in the Contractor’s response to a Change Notice pursuant to Section 13.2 or a Change Notice from the Contractor pursuant to Section 13.3, with respect to quotations submitted.

13.6	If Section 13.4.2 applies, then:

13.6.1
the Owner and the Contractor shall negotiate in good faith for a period of up to twenty eight (28) days after receipt by the Owner of the Contractor’s proposal in order to seek terms with respect to the relevant Change which are acceptable to them. At the end of such period, if the parties have agreed to amend the terms of the Change Notice with respect to the relevant Change the Contractor shall issue to the Owner a new Change Notice (the “Revised Change Notice”); and

13.6.2	if the Owner accepts the Revised Change Notice and wishes to authorize the relevant Change then Section 13.7 shall apply.

13.7
Where, in relation to any Change, the Contractor and the Owner agree a Change Notice or a Revised Change Notice the Contractor and the Owner shall agree and enter into such amendments to the terms of this Agreement to give effect thereto.

13.8	Where the Parties reach an agreement in accordance with Section 13.7 above, the Owner shall issue a Change Confirmation Notice documenting the agreed Change. The Change Confirmation Notice shall:

13.8.1	attach a copy of the Change Notice or Revised Change Notice;

13.8.2	record the agreed instructions (including the date from which the Change will become effective); and

13.8.3	be signed by both parties.

13.9
Each party shall pay its own costs and expenses, in each case of any nature whatsoever, incurred in connection with the consideration of each Change Notice or Revised Change Notice and any response thereto.

13.10
Where any Mandatory Modification is required, (i) either the Owner or the Contractor shall complete the relevant sections of a Change Notice and send a copy thereof to the other party and (ii) all other relevant Change Notice procedures set forth in this Section 13 shall be followed in order for such Mandatory Modification to be implemented with respect to the relevant Train, Vehicle and/or Supplied Equipment.

13.11	Where any Mandatory Modification is required as a result of:

13.11.1	a failure by the Contractor to comply with this Agreement or a Change in Law (other than a Discriminatory Change in Law) the Contractor shall implement the Mandatory Modification at its own cost; and

13.11.2	any other reason (including a Discriminatory Change in Law), the Contractor shall implement the Mandatory Modification at the cost of the Owner,

to ensure that the Mandatory Modification is carried out to the Trains, the Vehicles and the Supplied Equipment in accordance with all relevant Applicable Laws and Regulations and within any time limits set out in such Applicable Laws and Regulations for the completion of such Mandatory Modification. In the event the Mandatory Modification is not required to be completed under Applicable Laws and Regulations until after the Scheduled Acceptance Date for the first Train the Contractor shall nevertheless ensure the Mandatory Modification is completed by the Scheduled Acceptance Date for each Train.

13.12	Any dispute, controversy or claim, of whatever nature between the parties arising out of, under or in connection with a Change, shall be dealt with in accordance with Section 37 of this Agreement.

14.	EXTENSIONS OF TIME

14.1
If the Delivery Schedule is, or is reasonably likely to be, delayed for any of the reasons set out in the definition of Permitted Delay (a “Potential Permitted Delay”) then Contractor may be entitled to treat such Potential Permitted Delay as a Permitted Delay for the purposes of this Agreement.

14.2
Either party shall give written notice (except in cases of emergency, when shorter, oral notice may be given, but which shall be confirmed in writing as soon as reasonably practicable thereafter) to the other of the details of any Potential Permitted Delay as soon as that party becomes aware of such Potential Permitted Delay or as soon as that party can reasonably foresee a Potential Permitted Delay occurring.

14.3
On receipt of any notice under Section 14.2, the Owner shall allocate a unique number to the claim (and provide notice thereof to the Contractor). The Owner shall maintain a sequentially numbered register of all claims made, and extensions of time granted, under this Section 14. All subsequent correspondence between the parties in relation to any claim made, or extension of time granted, under this Section 14 shall bear the relevant allocated number.

14.4
Any notice given under Section 14.2 shall not in any event be given later than fourteen (14) days after the party becomes aware of the actual or likely occurrence of such Potential Permitted Delay, and in either case that notice shall:

14.4.1	state the current view of the likelihood and probable extent of the delay; and

14.4.2	specify whether that party is of the opinion that the Contractor may become, entitled to treat such Potential Permitted Delay as a Permitted Delay.

14.5	The affected party shall use, and continue to use, commercially reasonable efforts to avoid or reduce the effects or likely effects of any Potential Permitted Delay.

14.6	As soon as practicable, but, in any event within twenty one (21) days after the date by which notice is given under Section 14.2, the Contractor shall give the Owner in writing:

14.6.1	full details of the cause and extent of the delay and the effects of the delay on the Contractor’s ability to comply with its obligations under this Agreement;

14.6.2	(other than in relation to a delay caused by clause (b) of the definition of Permitted Delay) full details of the Contractor’s reasonable actual increased costs arising from such delay;

14.6.3	details of the documents that will be relied upon to support any claim of the Contractor for an extension of time and impact costs based on the Potential Permitted Delay; and

14.6.4
details of the measures which the Contractor has adopted and/or proposes to adopt to avoid or reduce the effects of the Potential Permitted Delay or its ability duly to comply with its obligations under this Agreement if the Contractor knows.

14.7
Where either a Potential Permitted Delay has a continuing effect or the Contractor is unable to determine whether the effect of the Potential Permitted Delay will actually cause it not to be able to comply with some or all of its obligations under this Agreement, such that it is not practicable for the Contractor to submit full and detailed particulars in accordance with Section 14.6, then, within fourteen (14) days after the date notice is given under Section 14.2, the Contractor shall instead submit to the Owner:

14.7.1
a statement to that effect with reasons, together with interim written particulars (including details of the likely consequences of the Potential Permitted Delay on the Contractor’s ability to comply with some or all of its obligations under this Agreement and an estimate of the likelihood and likely extent of the delay and cost); and

14.7.2
thereafter, at intervals update the statement. If the Contractor is able to determine the effect of the Potential Permitted Delay within twenty eight (28) days, submit to the Owner the items referred to in Section 14.6.

14.8
The Contractor shall not be entitled to an extension of time or impact costs if and to the extent that the Potential Permitted Delay is directly attributable to any breach, act or omission by the Contractor of its obligations under this Agreement.

14.9
If the Owner believes that the Contractor is fairly entitled to treat the Potential Permitted Delay as a Permitted Delay and as a result thereof an extension of time and/or cost relief (to any Scheduled Acceptance Date or to any other Milestone) under this Section 14, then, within fourteen (14) days, or such further time as may be reasonable in the circumstances, after:

14.9.1	receipt of final, full and detailed particulars of the cause and actual effect of any Potential Permitted Delay pursuant to Section 14.6; or

14.9.2
where an event has a continuing effect or where the Owner anticipates a significant delay before the actual effect of a Potential Permitted Delay becomes ascertainable and the Owner considers that an interim extension of time and/or cost relief should be granted, receipt of such particulars pursuant to Section 14.7 as, in the Owner’s opinion, are sufficient for the Owner to determine whether the Contractor is fairly entitled to such an interim extension of time, the Owner shall:

(a)
determine, grant and notify to the Contractor that extension by written notice and any such extension shall amend the Delivery Schedule accordingly and the Contractor shall be entitled to treat such delay as a Permitted Delay for the period of the extension; and

(b)
(other than in relation to a delay caused by clause (b) of the definition of Permitted Delay) pay to the Contractor its reasonable actual increased costs arising from such delay for which the Contractor has provided the Owner with satisfactory evidence that such costs have been or will be incurred.

14.10
If the Owner decides that the Contractor is not entitled to an extension of time and/or cost relief, the Owner shall notify the Contractor accordingly within seven (7) days in writing after receipt of notice under Section 14.2.

14.11
Any extension of time given by the Owner under Section 14.9 to a particular Scheduled Acceptance Date or any other Milestone shall not of itself entitle the Contractor to any extension to any other Scheduled Acceptance Date or any Milestone or any other period. The Contractor must make a claim under this Section 14.11 for an extension of time and impact cost to each date or period to which it believes it is, or may become, entitled under Section 14.11.

14.12
Any extension of time granted and compensation paid by the Owner to the Contractor shall, except as expressly provided elsewhere in this Agreement, be in full compensation and satisfaction for any loss sustained or sustainable by the Contractor with respect to any matter or thing in connection with which that extension is granted.

14.13
The Contractor may not make a claim for an extension of time or compensation under this Section 14.13 in circumstances where the occurrence of a Potential Permitted Delay has resulted in the Owner or the Contractor (as the case may be) issuing a Change Notice. In those circumstances, any claim for an extension of time shall be made, and any extension of time shall be granted, in accordance with the request in the Change Notice.

14.14
If the Contractor believes that a decision of the Owner under this Section 14 (Extensions of Time) is incorrect or not made in accordance with the terms of this Agreement, the provisions of Section 37 (Dispute Resolution Procedure) shall apply.

15.	PAYMENT

15.1
The Owner shall, in accordance with the provisions of this Section 15, pay to the Contractor the Phase 1 Train Price, the Phase 1 Spare Parts Price and the Special Tools Price in the manner set out in this Section 15 as appropriate.

15.2
In the event of an uncured Contractor Event of Default under Sections 20.1.1 and 20.1.3 (b), the Owner may withhold payments due and payable under Section 15.1 to the Contractor and place such payments in escrow with a third party commercial bank until the Contractor cures the Contractor Event of Default. The escrowed funds will be disbursed by the escrow agent once the Contractor cures the Contractor Event of Default. Should the Contractor dispute that a Contractor Event of Default has occurred, the parties will resolve the dispute under Section 37 (Dispute Resolution Procedure). In the event the Contractor fails to cure the Event of Default, the Owner may terminate the Contractor under Section 20.2.1 (a). The funds in escrow will be disbursed by the escrow agent to the Owner in accordance with Section 21.

15.3
On the completion of each Milestone, the Contractor shall submit an invoice for the amount set out against the relevant Milestone in Exhibit 5 (Milestones) (setting out in reasonable detail a description of the Milestone achieved) to the Owner at the address specified in Section 33 provided that no invoice shall be submitted by the Contractor prior to the “Earliest Date” for such Milestone as set out in the sixth column of the Milestone Schedule table in Exhibit 5 (Milestones). Subject to Section 15.8, the Owner agrees to pay each invoice within thirty (30) days of receipt of an invoice which complies with this Section 15.3. The Contractor shall reduce the invoice for Milestone 1 to take account of all amounts previously paid by the Owner pursuant to the Limited Notices to Proceed.

15.4
Subject to Section 15.8 the Owner shall, with respect to the Phase 1 Spare Parts, on receipt by it of an appropriate invoice in accordance with Section 15.2 with respect to the Phase 1 Spare Parts received by it accompanied by a Phase 1 Spare Parts Compliance Certificate, pay to the Contractor within thirty (30) days of receipt by it of such invoice the relevant proportion of the Phase 1 Spare Parts Price.

15.5
Subject to Section 15.8 the Owner shall, with respect to the Special Tools, on receipt by it of an appropriate invoice in accordance with Section 15.2 with respect to the Special Tools received by it accompanied by a Special Tools Compliance Certificate, pay to the Contractor within thirty (30) days of receipt by it of such invoice the relevant proportion of the Special Tools Price.

15.6	Method of Payment

Subject to Section 15.9, all payments required to be made under this Agreement will be made in U.S. Dollars on the relevant due date by wire transfer of immediately available funds to

Siemens Industry, Inc.

Citibank NY–SwiftCode CITIUS33

A#30824174

ABA 021000089

If the due date for any payment falls on a day which is not a Business Day, payment shall be made on the next Business Day.

If Contractor’s wire transfer details change, Contractor will notify Owner in writing pursuant to Section 33 (Notices).

15.7	Late Fees

If any party fails to pay any amount payable under this Agreement on the date when it is due, a late payment fee of the lesser of one percent (1%) of such total amount payable calculated on a compound basis monthly for such amount or the interest rate allowable under New York law. Late Fees shall not be due or payable during the process of resolution of disputed charges to the extent that the dispute is resolved in favor of the payer.

15.8	Disputed Invoices

The Owner shall notify the Contractor in writing of any disputed amounts or invoices stating the reasons for such dispute within five (5) Business Days of receipt of such invoice, and any dispute shall be resolved in accordance with Section 37 (Dispute Resolution Procedure). In the event of any disputed invoice, the undisputed element of such invoice shall be paid by the Owner in accordance with this Section 15 (Payment).

15.9	Set-Off

15.9.1
Subject to Section 15.9.2 and any other express right stated otherwise in this Agreement, no party shall be entitled to set-off any liability for payment under this Agreement against any sum owed to it by the other parties under this Agreement.

15.9.2
In the event that any undisputed amount is past due and payable by the Contractor to the Owner under this Agreement, such sum may be deducted by the Owner from any sum owing under this Agreement to the Contractor.

15.10	Payments Without Prejudice

Payment of invoices by the Owner and acceptance of payment by the Contractor shall be without prejudice to any claims or rights which the one may have against the other and shall not, by itself, constitute any admission by either party as to the proper performance by the other party of its obligations under this Agreement.

15.11	Sales Tax

The parties agree that the sale, delivery, acceptance, title transfer and transfer of risk of loss of each Vehicle, Train, item of Supplied Equipment, manual or other item conveyed from the Contractor to the Owner under the terms of this Agreement, including all work and services provided under the Limited Notices to Proceed, shall take place in the State of Florida. The Owner shall provide the Contractor with a certificate of sales tax exemption for Florida.

16.	TITLE

16.1
In relation to each Vehicle or Train, prior to the date of Delivery of a Vehicle or Train, the Contractor shall bear all risk of loss of or damage to that Vehicle and Train and all materials which are, or are to be, incorporated into or fixed to such Vehicle and Train and such risk of loss or damage shall pass to the Owner on Delivery except for loss or damage attributable to acts or omissions of the Contractor.

16.2
Title to each Vehicle and Train shall pass to the Owner on the date of Conditional Acceptance of such Vehicle or Train (with full title guarantee subject to any Security Interest created by/on behalf of the Owner pursuant to the Contract Documents) notwithstanding that the payment due with respect to that Vehicle or Train on the final Milestone relative thereto is not then due for payment.

16.3
In relation to the Supplied Equipment, title to and risk in each such item shall pass to the Owner by Delivery on the date of Delivery of the relevant Supplied Equipment Compliance Certificate. Prior to such date, the Contractor shall bear all risk of loss of or damage to such items and all materials which are, or are to be, incorporated into or fixed to such items.

16.4
Except as provided under this Agreement, passing of title under this Agreement shall be without prejudice to the Owner’s rights under this Agreement and shall not discharge the Contractor from any of its obligations.

17.	INSPECTION AND TESTING

17.1	In order to verify performance of and compliance with this Agreement, the Owner shall be entitled, either itself or using such agents or third party representatives as it may authorize:

17.1.1
upon not less than seven (7) days written notice to inspect or witness any aspect of the design, manufacture, testing, certification or commissioning of the Trains, Vehicles or Supplied Equipment, or their components during the Contractor’s normal business hours and in compliance with the Contractor’s safety and security policies; and

17.1.2
upon reasonable prior notice, to inspect any of the Delivery Documentation and the Contractor’s other books and records relating to this Agreement and to take copies and extracts from the same to discuss with any financing party.

Where such inspection reasonably requires the attendance or participation by the Contractor, the Contractor shall provide such attendance or participation by appropriately qualified individuals at its own cost. No such inspection shall unreasonably disrupt the normal business operations of the Contractor. Any corrective action found to be required as a consequence of such inspection in the performance of or compliance with the Contractor’s obligations under this Agreement shall be carried out by the Contractor at its own expense. Notwithstanding the foregoing, the Owner or its agents or third party representatives may not require the opening or disassembling of work including the Trains, Vehicles or Supplied Equipment or their components. The Owner shall be entitled to undertake or witness such inspection on the premises of the Contractor or a Sub-Contractor or supplier of a Key Component. Any third party or witness shall execute a non-disclosure agreement with Contractor with terms substantially similar to Section 31 (Confidentiality). Notwithstanding the foregoing, the Contractor may prohibit any third party or witness from inspecting or witnessing the inspection if such third party is a competitor of the Contractor or Supplier.

17.2
The Contractor acknowledges that notwithstanding such rights of inspection as are provided for in this Agreement, the Owner will be relying on the skill and judgement of the Contractor, and that the Contractor accordingly has sole responsibility to ensure that the Trains, Vehicles and Supplied Equipment conform in all respects with this Agreement irrespective of any consultation with, or other action which involves, the Owner.

17.3
The Owner shall be entitled to have representatives including a resident engineer (“Resident Representatives”) present at all times at the Contractor’s premises provided that the Resident Representatives’ behavior does not unreasonably disrupt the Contractor’s commercial or industrial operation.

17.4
Each time there is a major event in the production of the Trains, a design review or any other significant event at which the Contractor would reasonably expect the Owner to wish to attend, it shall provide the Owner with reasonable notice of the date upon which such event or review is due to take place and the Owner or any nominees or representatives shall be entitled to attend.

17.5	The Owner will bear its own inspection and witnessing costs pursuant to Section 17.1 and 17.3.

18.	FORCE MAJEURE

18.1	Relief from obligations

18.1.1
Neither party shall be entitled to bring a claim for a breach of obligations (other than a payment obligation) under this Agreement against the other party or incur any liability to the other party for any losses or damages incurred by that other party to the extent that a Force Majeure Event occurs and the excused party is prevented from carrying out its obligations by that Force Majeure Event or its consequences.

18.1.2
In the event that a Force Majeure Event prevents a supplier of the Contractor from carrying out its obligations in support of the Contractor, it is agreed that the Contractor shall not receive Force Majeure Event relief to the extent that the goods, materials or services that were to be provided by the supplier in question can reasonably be procured from an alternative supplier.

18.2	Notification of Force Majeure

18.2.1
If either party becomes aware of a Force Majeure Event which has materially affected or is likely to affect materially its ability to perform its obligations under this Agreement, it shall serve notice in writing upon the other party:

(a)	specifying the Force Majeure Event;

(b)	detailing why the Force Majeure Event will prevent it performing its obligations; and

(c)	setting out its proposals to mitigate the consequences of the Force Majeure Event.

18.2.2
As soon as practicable and no later than five (5) days following such notification the parties shall consult with each other in good faith and use commercially reasonable efforts to agree upon appropriate terms to mitigate the consequences of any Force Majeure Event and to facilitate the continued performance of this Agreement.

18.2.3
The excused party shall provide periodic written updates (on at least a weekly basis or such other period as the parties may agree) on the consequences of the Force Majeure Event and such excused party’s ability or inability to recommence performance of its obligations in full under this Agreement.

18.3	Cessation of Force Majeure

The excused party shall notify the other party as soon as practicable after the Force Majeure Event ceases or no longer causes the excused party to be unable to comply with its obligations under this Agreement. Following such notification this Agreement shall continue to be performed on the terms existing immediately prior to the occurrence of the Force Majeure Event.

18.4	Termination for Force Majeure

18.4.1
In the event that the excused party is precluded from substantially performing in accordance with the terms of this Agreement because of a Force Majeure Event for a period of one hundred eighty (180) consecutive days, or three hundred sixty-five (365) days in the aggregate, then either party may terminate this Agreement by notice with immediate effect.

18.4.2
Where this Agreement is terminated pursuant to Section 18.4.1, the Owner shall pay the Contractor the fair value (as such value will be agreed by the parties) in respect of each partially completed Train or item of Supplied Equipment (the “Force Majeure Acquired WIP”), (which may be less than the aggregate of the Milestone Payments that would be payable in relation to such Train or items of Supplied Equipment). Upon receipt of payment, the Contractor will provide Owner with title to the Force Majeure Acquired WIP.

18.4.3
In the event of termination of this Agreement pursuant to Section 18.4.1 in circumstances where the excused party was the Contractor, the Owner is free to complete or procure the completion of any Force Majeure Acquired WIP. Any such completion shall be a Licensed Purpose for the purposes of Section 19, provided that, should the Owner procure completion of any Force Majeure Acquired WIP through a third party, the Owner shall remain liable for such third party’s compliance with the terms of the Intellectual Property Rights license granted by the Contractor under Section 19.

18.4.4
In the event of termination of this Agreement pursuant to Section 18.4.1 in circumstances where the excused party was the Owner, the Owner shall not complete or procure the completion of any Force Majeure Acquired WIP other than through the engagement of the Contractor or any Subsidiary of the Contractor.

19.	INTELLECTUAL PROPERTY RIGHTS

19.1
Nothing in this Agreement shall operate to transfer any Intellectual Property Rights of the Owner to the Contractor, including without limitation the Intellectual Property Rights of the Owner in the design of the appearance and furnishings of the interior of the cafe coaches and the Owner Documents, and the Owner Documents shall at all times remain the absolute property of the Owner. The Contractor recognizes that it has and shall have no Intellectual Property Rights in the Owner’s design (as may be modified by the Contractor) of the appearance and furnishings of the interior of the cafe coaches. Except as necessary to satisfy its obligations under this Agreement, the Contractor shall not use, reproduce, disseminate, adapt or transmit in any form or by any means any Intellectual Property Rights of the Owner or any part thereof or permit the same to be so used, reproduced, disseminated, adopted or transmitted or published. Immediately upon termination of this Agreement for whatever reason the Contractor shall return all of the Owner Documents to the Owner.

19.2
The Contractor hereby grants to the Owner a perpetual, irrevocable (provided that Owner complies with the license terms herein), non-exclusive, royalty-free license to use those Intellectual Property Rights with respect to the Licensed Items to carry out the Licensed Purposes.

19.3
The license granted under Section 19.2 shall include all Intellectual Property Rights arising before or after the commencement of this Agreement to the extent necessary for the Licensed Purposes (which, for the avoidance of doubt, includes all Intellectual Property Rights in all Mandatory Modifications carried out by the Contractor and/or its Sub-Contractors) under this Agreement and shall extend to license use by a third-party representative or agent on behalf of the Owner.

19.3.1	The Licensed Purposes are as follows:

(a)	to use and operate the Licensed Items;

(b)
to test, maintain, service, repair, modify (including undertaking Mandatory Modifications), refurbish, lease, overhaul or undertake any related activity in relation to the Vehicles, the Trains and any items of Supplied Equipment, or have such actions performed by a third-party representative or agent, to the extent reasonably necessary to allow the Owner to conduct its day-to-day business, including the need to comply with all Applicable Laws and Regulations;

(c)
to train personnel of the Owner or the Owner’s subcontractors, representatives or agents to carry out any of the activities described in (a) and (b) above or in connection with any of the other Licensed Purposes;

(d)	to supply additional parts, items of supplied equipment or additional equipment that might interface with the Trains;

(e)	to perform a Performance Audit; and

(f)
to use and copy the Delivery Documentation, and Software and other materials licensed under Section 19.2 to the extent necessary in connection with any of the Licensed Purposes; provided that the Contractor shall have no liability for any modifications to the Delivery Documentation made by the Owner.

19.3.2
Upon written request from the Owner, the Contractor shall provide such written acknowledgements and confirmations as the Owner may reasonably request in order for the Owner to comply with the requirements of any financing, including the RRIF loan and the financing provided by Siemens Financial Services, Inc. to finance the Owner’s purchase of the Phase 1 Trains.

19.4	Upon the occurrence of any Escrow Release Event, the provisions of the Escrow Agreement will apply in relation to the Intellectual Property Rights with respect to the Licensed Items.

19.5

19.5.1	The Contractor shall ensure that the versions of the Source Code in escrow are up to date on any termination or expiration of this Agreement.

19.5.2
All costs incurred by the Contractor in placing the Escrow Materials into escrow and the annual escrow fee shall be assumed by the Contractor and all other fees payable under the Escrow Agreement shall be the liability of the Owner.

19.5.3	The Escrow Materials shall be the Contractor’s Information subject to the protections of Section 31 without further identification of the materials as confidential.

19.5.4	The Escrow Materials shall be updated as is reasonably necessary to reflect any updates or additions relevant to the Phase 2 Trains or the Option Orders.

19.6
Without prejudice to the indemnity contained in Section 25.2, if the use by the Owner or any licensee of the Intellectual Property Rights with respect to the Licensed Items will infringe or make unauthorized use of any Intellectual Property Rights of any person, the parties shall confer and work in good faith to determine the most practicable solution for both parties and, thereafter, the Contractor shall, at its own cost and expense;

19.6.1	procure a license for the Owner (or any other party referred to in Section 19.2) to use such Intellectual Property Rights on substantially the same terms as those set out in Section 19.2; or

19.6.2	modify or replace the Licensed Item so as to avoid the infringement , provided that:

(a)	the performance or functionality of any of the Licensed Items is not reduced or adversely affected; and

(b)	the modification complies at all times with all the requirements of this Agreement.

19.7
Without prejudice to the indemnity contained in Section 25.2, if the Contractor does not comply with its obligations under Section 19.6, the Contractor agrees to continue to indemnify the Owner and the Indemnified Parties pursuant to Section 25.2.

19.8	The Contractor shall with respect to all Contractor Software, for a period of twenty (20) years:

19.8.1
retain updated copies, in machine readable form, of the final structure of the Contractor Software, and of the intermediate stages leading to the final structure (including the Source Code and object codes); and

19.8.2	retain updated usable copies of any ancillary computer programs used to generate such codes (including compilers),

to the extent such material is not retained as part of the Escrow Materials.

19.9
No rights to use the Trademarks are granted to the Contractor under this Agreement except as expressly directed in writing by the Owner from time to time. The Contractor shall not, and shall ensure that its Sub-Contractors shall not, use any of the Trademarks except as directed by the Owner. In the event that the Contractor acquires any rights in any Trademark, it hereby assigns all such rights to the Owner.

19.10
In the event of a termination of this Agreement for a Contractor Event of Default or for a Force Majeure Event where the Contractor is the excused party, the Contractor shall, to the extent possible, assign in whole and, where assignment in whole is not possible, assign in part, to the Owner its rights to any licenses to Third-Party Software or other Intellectual Property Rights of third parties to the extent that such Third-Party Software or Intellectual Property Rights relate to the operation or maintenance of the Vehicles, Trains or Supplied Equipment with immediate effect from the date of such termination. Where reasonably requested by the Owner, the Contractor agrees to cooperate and assist the Owner in the Owner’s efforts to enter into escrow agreements with third-party owners of Third-Party Software or Intellectual Property Rights that are similar to the Escrow Agreement.

20.	OWNER’S TERMINATION RIGHTS

20.1	Each of the following shall constitute a Contractor Event of Default:

20.1.1
the occurrence of an Insolvency Event in relation to the Contractor, and such Insolvency Event has not been rectified within thirty (30) days of notification from the Owner to the Contractor of the Owner’s intention to terminate this Agreement pursuant to this Section 20.1.1;

20.1.2
the Contractor fails to obtain Conditional Acceptance from the Owner for any Train by the date which occurs 180 days following the Scheduled Acceptance Date for such Train as such date may be extended from time to time pursuant to a Change or by a Permitted Delay in accordance with the terms of this Agreement;

20.1.3	the Contractor is in breach of:

(a)
its obligation to pay any undisputed amount in excess of $250,000 under this Agreement and the breach is not remedied by the Contractor after having been required to do so by notice from the Owner to the Contractor by such date as is specified in the notice which shall not be less than sixty (60) days from the date of such notice; or

(b)
any other material obligation under this Agreement, if such breach Is capable of remedy, the breach is not remedied by the Contractor after having been required to do so by notice from the Owner to the Contractor by such date as is specified in the notice which shall not be less than thirty (30) days from the date of such notice;

20.1.4	any liability of the Contractor under this Agreement exceeds the limit applicable to such liability set out in Section 26.1;

20.1.5	the Contractor fails to effect and maintain the insurance policies required by Section 24;

20.1.6	the Contractor assigns or sub-contracts this Agreement otherwise than in accordance with Section 42 (Assignment; Sub-Contracting); and

20.1.7	a Change of Control of the Contractor occurs where control is assumed by a Disqualified Entity.

20.2	Termination Notice

20.2.1
If a Contractor Event of Default has occurred and the Owner wishes to terminate this Agreement it shall serve a termination notice on the Contractor (the “Termination Notice”). The Termination Notice shall specify the Contractor Event of Default that has occurred, giving reasonable details, and either:

(a)	in the case of a Contractor Event of Default under Sections 20.1.1, 20.1.2, 20.1.3 and 20.1.4 that this Agreement is to terminate on the date set out in the Termination Notice; or

(b)
in the case of a Contractor Event of Default under Sections 20.1.5, 20,1.6, 20.1.7 and 20.1.8 that this Agreement will terminate on the date falling thirty (30) days after the date of the Termination Notice, unless:

(i)
the Contractor puts forward a plan to cure (a “Plan To Cure”) acceptable to the Owner in its reasonable discretion within thirty (30) days of the date of service of the Termination Notice, such Plan To Cure to include at a minimum:

(A)	the criteria for success for the Plan To Cure;

(B)	the time period for achievement of success;

(C)	the resources to be allocated to the Plan To Cure;

(D)	any changes to performance arising, if required, during the Plan To Cure; and

(E)	if applicable, the investment to be made by the Contractor as part of the Plan To Cure; and

(ii)
the Contractor rectifies in accordance with the Plan To Cure the relevant Contractor Event of Default within thirty (30) days of the date of service of the Termination Notice or the period set forth in the Plan To Cure.

20.2.2	Where the Owner serves a Termination Notice in accordance with Section 20.2(b) and the Contractor either:

(a)	rectifies the Contractor Event of Default within the thirty (30) day period specified in the Termination Notice; or

(b)	implements the Plan To Cure agreed by the Owner in accordance with its terms,

the Termination Notice will be deemed to be revoked and this Agreement will continue.

20.2.3	Where the Owner serves a Termination Notice in accordance with Section 20.2(b) and the Contractor fails either to:

(a)	rectify the Contractor Event of Default within the thirty (30) day period specified in the Termination Notice; or

(b)	implement any Plan To Cure agreed by The Owner in accordance with its terms,

this Agreement will terminate on the date falling thirty (30) days after the date of receipt of the Termination Notice by the Contractor unless the Owner notifies the Contractor otherwise.

20.2.4	Where the Owner serves a Termination Notice in accordance with Section 20.2(a), this Agreement will terminate on the date set out in such Termination Notice.

20.3	Voluntary Termination By The Owner

20.3.1	Without prejudice to Section 20.1, the Owner shall have the right to terminate this Agreement at any time provided that the Owner has complied with this Section 20.3.

20.3.2	If the Owner wishes to terminate this Agreement under this Section 20.3, it must give notice to the Contractor stating:

(a)	that it is terminating this Agreement under this Section 20.3; and

(b)	the date on which this Agreement will terminate.

20.3.3	This Agreement will terminate on the date given in the notice provided under Section 20.3.2 and when it does, the provisions of Sections 22.3 and 22.4 shall apply.

21.	CONSEQUENCES OF OWNER TERMINATION

21.1
Should the Owner terminate this Agreement by issuing a Termination Notice pursuant to Section 20.2 then, without prejudice to the Owner’s right to liquidated damages, the Owner may acting in its sole discretion:

21.1.1
elect to take the benefit of any work carried out by the Contractor prior to the date of the Termination Notice with respect to any Trains which are partially completed or have not achieved Conditional Acceptance (the “Termination Items”) in which case the Contractor shall at the Owner’s option either:

(a)	deliver to the Owner; or

(b)	upon written notice of not less than ten (10) Business Days (other than in the circumstances envisaged in Section 20.1.1 when such notice shall not be required),

permit the Owner to enter and take possession from the Contractor’s premises (during normal business hours or such other hours as the Owner has notified the Contractor in advance but in no event less than 24 hours) of such Termination Item (in its then state of completion) and any Parts and materials (but not Software) or Supplied Equipment intended to be incorporated in or fixed to or supplied with such Termination Items and information supplied in connection therewith (such Termination Item, Parts, Supplied Equipment and other materials and information referred to herein as the “Selected Items”).Where a Termination Notice has been served as a result of an Insolvency Event in respect of the Contractor pursuant to Section 20.1.1 and immediately upon giving notice of its election to take the benefit of and possess the Selected Items, title to the Selected Items shall be transferred to the Owner (with full title guarantee without further act and notwithstanding that the Owner may not have paid the Contractor in full for the Selected Items). On acquiring possession of the Selected Items, the Owner shall pay to the Contractor an amount representing the fair market value of the Selected Items less an amount equal to installments already paid by the Owner with respect to such Selected Items. The Owner shall be entitled to set-off any amounts payable by it to the Contractor under this Section 21.1.1 against any amounts payable by the Contractor to the Owner under Section 21.2. If the parties are unable to agree to an amount representing the fair market value of the Selected Items, either party may refer the matter for resolution in accordance with Section 37.

21.2
Subject to Section 26, the Contractor shall pay compensation to the Owner to cover all direct costs, losses and expenses suffered or incurred by the Owner arising from any Contractor Event of Default and/or the resulting termination including the costs of procuring a replacement contract including any increase in price of the replacement contract (which may include the costs of completing partially-built Trains, project management, legal (up to a maximum amount of $250,000) and technical advisor-related costs and fees in relation to such replacement contract).

21.3	Termination under this Agreement shall not affect the accrued rights and liabilities of the parties as of the date of termination.

21.4	Notwithstanding the other provisions of this Section 21, in no circumstance following the issue of a Termination Notice shall the Owner be required to:

21.4.1	issue a Conditional Acceptance Certificate, a Final Acceptance Certificate or a Fleet Acceptance Certificate; or

21.4.2	make any further payment (except in relation to any amount which is then due and payable but unpaid, including any amount due under Section 21.1.1) in relation to any Trains or Supplied Equipment, provided that, if the Contractor cures the Contractor Event of Default that gave rise to the relevant Termination Notice, the rights of the Owner set forth in this Section 21.4 shall not apply.

21.5
Upon acquisition of the Selected Items pursuant to Section 21.1.1, the Owner is free to complete or procure the completion of any Selected Item and the Contractor acknowledges that any such completion pursuant to this Section shall constitute a Licensed Purpose for the purposes of Section 18.4.4; provided that, should the Owner procure completion of any Selected Items through a third party, the Owner shall remain responsible for such third party’s compliance with the terms of the Intellectual Property Rights license granted by the Contractor under Section 19.

22.	OWNER EVENTS OF DEFAULT

22.1	The Contractor shall have the right to terminate this Agreement by notice in writing to the Owner (the “Contractor Termination Notice”) in the event that:

22.1.1
any undisputed sum in an aggregate amount of not less than $250,000 payable by the Owner to the Contractor under this Agreement remains unpaid from whatever source for a period of sixty (60) days after the due date for payment of that amount provided the Contractor has notified the Owner in writing of the non-receipt of that amount on its due date and the Owner has failed to pay the Contractor within sixty (60) days of that notification;

22.1.2
an Insolvency Event occurs in relation to the Owner and such Insolvency Event has not been rectified within thirty (30) days of notification from the Contractor to the Owner of the Contractor’s intention to terminate this Agreement pursuant to this Section 22.1.2; and

22.1.3
the Owner is in breach of a material obligation under this Agreement which substantially frustrates the ability of the Contractor to perform its obligations for a period of thirty (30) days and, if such breach is capable of remedy, the breach is not remedied by the Owner after having been required to do so by notice from the Contractor to the Owner by such date as is specified in the notice which shall not be less than sixty (60) days from the date of such notice.

22.1.4
A Change of Control of the Owner occurs where control is assumed by a Disqualified Entity and such change is not rectified by the Owner within thirty (30) days of notification from the Contractor requiring such rectification.

22.2
The Contractor may elect to suspend the Contractor’s performance, in lieu of termination of the Agreement under Section 22.1. The Contractor shall provide notice in writing to the Owner of the Contractor’s election to suspend (the “Contractor Suspension Notice”). The Owner will reimburse the Contractor for reasonable demobilization costs and expenses incurred to wind down production and store materials. In the event the Owner cures its default within 180 days (“Suspension Period”), and notifies the Contractor in writing that the Owner requests the Contractor to recommence work, the Contractor will provide an estimate of the time and costs including overhead and profit to recommence the work. The work will be recommenced upon payment by the Owner of the recommencement fee. If the Owner fails to cure the relevant default prior to the expiration of the Suspension Period, the Agreement will terminate in accordance with Section 22.1.

22.3
The Owner shall pay the direct costs and expenses reasonably and properly incurred by the Contractor as a direct result of the termination of this Agreement provided that the Contractor shall use commercially reasonable efforts to mitigate such costs and expenses.

22.4
In the event of a termination pursuant to Sections 20.3 or 22.1, the Contractor shall transfer to the Owner each partially completed Train or item of Supplied Equipment which had been paid for by the Owner prior to the date of the Contractor Termination Notice provided that the Owner shall not complete or procure the completion of any such partially completed Train or item of Supplied Equipment other than through the engagement of the Contractor or any Subsidiary of the Contractor.

23.	LIQUIDATED AND ASCERTAINED DAMAGES

23.1
Subject to Section 23.4 if the Contractor is delayed in performing its obligations under this Agreement, the Contractor shall pay liquidated damages as set forth herein. Whether the Contractor is delayed in performing its obligations under this Agreement will be determined on the basis of whether Conditional Acceptance has occurred on or before the relevant acceptance date of such Train. Liquidated and ascertained damages (as compensation for loss and not as a penalty) shall be payable by the Contractor to the Owner from the Scheduled Acceptance Date of such Train until the date upon which a Conditional Acceptance Certificate is Issued in relation to that Train, at the applicable daily rates of:

23.1.1	$5,000 per day for the first sixty (60) days of delay;

23.1.2	$10,000 per day for the subsequent sixty (60) days of delay; and

23.1.3	$22,500 per day thereafter.

23.2
Notwithstanding any other provision of this Agreement, amounts payable by the Contractor under Section 23.1 shall be invoiced by the Owner weekly and paid by the Contractor within fifteen (15) days of receipt by the Contractor of such invoice.

23.3
Upon the Contractor becoming liable to pay liquidated and ascertained damages under Section 23.1 in an amount in aggregate equal to or in excess of fifteen percent (15%) of the limit set out in Section 23.4, the Contractor shall consult with the Owner to discuss and implement a recovery plan. Any such consultation shall be without prejudice to the Owner’s rights under Section 23.1.

23.4	The aggregate amount of all liquidated and ascertained damages payable by the Contractor pursuant to Section 23.1 shall not exceed the following:

23.4.1	in respect of liquidated and ascertained damages relating to the Phase 1 Trains, 15% of the Phase 1 Train Price;

23.4.2	in respect of liquidated and ascertained damages relating to the Phase 2 Trains, 15% of the Phase 2 Train Price; and

23.4.3	in respect of liquidated and ascertained damages relating to the Option Trains 15% of the Option Price for the Option Trains.

23.5	The Contractor agrees:

23.5.1	that the amount of the liquidated and ascertained damages are fair and reasonable and represent a genuine pre-estimate of the loss suffered;

23.5.2
that the amount and enforceability of liquidated and ascertained damages provided for herein have been carefully negotiated and represent a liability which the’ Contractor willingly undertakes in order to compensate the Owner with respect to the Contractor’s delay in performance of its obligations under this Agreement;

23.5.3
that both the Contractor and the Owner each possess extensive commercial experience and expertise and are being advised by their own legal accounting, technical, financial, economic and other commercial professionals in relation to their rights and obligations pursuant to this Agreement;

23.5.4
to pay the liquidated and ascertained damages under this Section 23 without any duress, coercion, undue influence or any other form of unconscionable conduct or impermissible or objectionable persuasion on the part of the Owner;

23.5.5
that the Contractor willingly entered into the obligation to pay the liquidated and ascertained damages under this Section 23 with the intention that it is a legally binding, valid and enforceable contractual provision against the Contractor in accordance with its terms; and

23.5.6
to exclude and expressly waive the right of the benefit of, to the extent permissible, the application or operation of any legal rule relating to the characterization of liquidated and ascertained amounts payable under a contract upon a breach occurring as penalties or the enforceability or recoverability of such liquidated amounts.

23.6
The liquidated and ascertained damages payable under this Section 23 shall be the Owner’s sole and exclusive remedy for damages resulting from the Contractor’s delay in performing its obligations under this Agreement. For avoidance of doubt, the Owner maintains its rights of termination under Section 20.1.2 and to seek damages for claims compensable under terms of this Agreement.

24.	INSURANCE

The Contractor shall comply with Exhibit 10 (Insurance).

25.	INDEMNITY

25.1
The Contractor shall, to the extent permitted by law, protect, indemnify and save the Indemnified Parties harmless from and against any and all liabilities, damages, claims, demands, liens, encumbrances, judgments, awards, losses, costs, expenses and suits or actions or proceedings, including reasonable expenses, costs and attorneys’ fees incurred by the Indemnified Parties, in the defense, settlement or satisfaction thereof, for any injury, death, loss or damage to persons or property of any kind whatsoever, arising out of or resulting from the intentional misconduct or negligent acts, errors or omissions of the Contractor in the performance of its duties under this Agreement, including intentional misconduct, negligent acts, errors or omissions of its officers, employees, servants, agents, Subcontractors and Suppliers.

25.2
The Contractor agrees at its own expense to defend, indemnify and hold the Indemnified Parties harmless from any action against the Indemnified Parties brought by any third party claiming that the use of any Intellectual Property Rights in the Licensed Items for the Licensed Purposes by the Indemnified Party infringes or violates the Intellectual Property Rights of such party in the United States.

25.3	Each party shall at all times take all reasonable steps to minimize and mitigate any injury or loss for which it is entitled to bring a claim against the other party pursuant to this Agreement.

25.4	If either party (the “Reporting Party”) becomes aware of a matter which might give rise to a claim against the Contractor pursuant to this Section 25:

25.4.1
the Reporting Party shall promptly notify the other party in writing but in no event more than ten (10) days after the Reporting Party becomes aware of an applicable claim (giving reasonable particulars);

25.4.2
where the Contractor assumes the defense of a claim pursuant to its indemnification obligations, the Contractor shall keep the Owner informed of the progress of the relevant claim and the Owner shall make available copies of such documents and information in the Owner’s possession or control that are relevant to the claim and such of the Owner’s personnel as a reasonably required to testify or consult with the Contractor (or its counsel) provided that (i) the Contractor shall be responsible for the reasonable costs and expenses incurred in providing such documents and information and making available such personnel and (ii) the Owner shall be entitled to participate in such defense, compromise, or settlement at its own expense;

25.4.3
where the Contractor fails, in the Owner’s reasonable judgment, to take reasonable and appropriate action to defend, compromise or settle such claim, the Contractor shall, at its own cost, provide any assistance required by the Owner to dispute, resist, appeal, compromise, defend, remedy or mitigate the relevant claim, including payment of the costs of the Owner’s counsel incurred in carrying out any such action; and

25.4.4	The Contractor shall not be entitled to settle a third party claim in excess of $50,000 without Owner consent which may not be unreasonably withheld.

26.	LIMITATIONS OF LIABILITY

26.1
Subject to Section 26.2, the Contractor’s maximum aggregate liability to the Owner under this Agreement (including pursuant to Section 23) shall be subject to a cap of 100% of the amount of the Aggregate Contract Price.

26.2	The cap set out in Section 26.1 shall not apply to the following and the following shall not accrue towards any limitations of liability set out in this Agreement:

26.2.1	costs or expenses incurred by the Contractor in performing its obligations including to design, build, manufacture, commission, test and provide warranty services under this Agreement;

26.2.2	any claims or losses arising as a consequence of the Contractor’s fraud, corruption or willful misconduct;

26.2.3	Section 25 (Indemnity); and

26.2.4
any proceeds which were or could have been recoverable by the Contractor under any insurance policies required to be maintained under this Agreement, provided that where the Contractor has let lapse or not taken out any such Insurance policies or where any such insurance policies will no longer respond to a claim from the Contractor as a result of any act or omission of the Contractor, such sum as would have been recovered by the Contractor had such insurance been in effect will be deemed for the purpose of this Section 26 to be a sum recoverable under the relevant insurance policies.

26.3
NEITHER PARTY WILL BE LIABLE UNDER THIS AGREEMENT WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY, FAILURE OF A REMEDY TO ACHIEVE ITS INTENDED OR ESSENTIAL PURPOSES OR ANY OTHER LEGAL THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, COLLATERAL OR CONSEQUENTIAL DAMAGES, OR FOR ANY OTHER LOSS OR COST OF A SIMILAR TYPE INCLUDING, LOSS OF USE, REVENUE, PROFITS OR FAILURE TO REALIZE SAVINGS, OR FOR COSTS OF CAPITAL OR OF SUBSTITUTE USE OR PERFORMANCE, ARISING FROM OR RELATED TO A BREACH OF THIS AGREEMENT OR THE OPERATION OR USE OF THE VEHICLES, TRAINS, SUPPLIED EQUIPMENT, SOFTWARE, DELIVERY DOCUMENTATION OR SUPPORT SERVICES, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING DISCLAIMER OF DAMAGES SHALL NOT APPLY WITH RESPECT TO LIABILITY ARISING OUT OF, RESULTING FROM OR RELATING TO INDEMNITY OBLIGATIONS OF THE CONTRACTOR UNDER SECTION 25 TO THE EXTENT SUCH INDEMNITY OBLIGATION RELATES TO A THIRD-PARTY CLAIM THAT IS (A) AWARDED BY A COURT OF FINAL JURISDICTION OR (B) PART OF A SETTLEMENT AGREEMENT SIGNED BY THE CONTRACTOR; LIQUIDATED DAMAGES PAYABLE UNDER SECTION 23 (LIQUIDATED DAMAGES); AND CLAIMS BY A PARTY UNDER SECTION 31 (CONFIDENTIALITY OF INFORMATION).

26.4
No party shall be entitled to recover (by way of indemnity or otherwise) more than once with respect to the same claim. There shall be no duplication by reason of there being multiple beneficiaries to a claim hereunder.

26.5
The Contractor and the Owner have the duty to mitigate any damages and losses with respect to claims pursuant to this Agreement, except with respect to any claims for liquidated damages under Section 23 for which the Owner has no duty to mitigate.

26.6	The amounts of the insurance coverage specified in Exhibit 10 (Insurance) are not a limitation of the Contractor’s obligations or liability under this Agreement.

27.	WARRANTIES

27.1	The Contractor hereby agrees that, in relation to each Train, upon the date of the Conditional Acceptance of such Train, the Contractor shall warrant and undertake to the Owner that:

27.1.1	Contractor is selling such Train with full title guarantee and free and clear of all encumbrances except with respect to any encumbrance created by, or attributable to, the Owner;

27.1.2
in the case of a Train which achieves Conditional Acceptance, subject to the terms of such Conditional Acceptance, such Train is complete and in all respects in accordance with the Train Technical Specification, except for the Punch List items, the other requirements of this Agreement, Relevant Approvals and all other Applicable Laws and Regulations in relation to such Train have been complied with; and

27.1.3	the Train is Fit for Purpose.

27.2	Third Party Warranties

The Contractor shall extend to the Owner the benefit of any guarantee or warranty which may have been expressly given to the Contractor by any of the Sub-Contractors with respect to each Train, Vehicle, Part or item of Supplied Equipment, and shall use its best efforts to extend to the Owner the benefit of any guarantee, condition or warranty which may have been expressly given to the Contractor by any other person with respect to each Train, Vehicle, Part or item of Supplied Equipment.

27.3	General Defects Warranty

27.3.1
The Contractor shall, at its own expense, without delay remedy any Defect which is identified and made known to the Contractor in any Train, Vehicle, Part or item of Supplied Equipment during the Warranty Period.

27.3.2
If (i) the Contractor fails to commence its obligations under Section 27.3.1 within five (5) days of receiving written notice from the Owner of any Defect or (ii) the Contractor fails to remedy any Defect within sixty (60) days of receiving written notice from the Owner of any Defect, in each case, the Owner may proceed to remedy such Defect at the Contractor’s expense. If the Owner remedies a Defect in accordance with this Section 27.3.1, the Contractor’s remaining warranty obligations under this Section 27 shall not be affected; provided, however, that the Contractor will have no obligations under Section 27.3.3 to warrant any repairs provided by third parties hired by the Owner including replacement parts. If the Contractor fails to remedy any Defect within ten (10) days of receiving written notice from the Owner of any Defect, then the Warranty Period for the relevant Train, Vehicle, Part, component or item of Supplied Equipment, as the subject of the Defect, shall be suspended until such time that the Defect is fully remedied and the Warranty Period will be extended on a day-for-day basis. If any Defect is disputed, then the Contractor or the Owner may refer the matter For resolution in accordance with Section 37. If it is determined that there was no Defect, Owner agrees to reimburse Contractor for all the reasonable expenses Contractor Incurred In investigating the alleged Defect Including those related physical Inspect of applicable Train, Vehicle, Part or item of Supplied Equipment. The provisions of this Section shall have no bearing upon the relevant performance requirements to be included within the MTC.

27.3.3
If the Contractor replaces a Part pursuant to Section 27.3.1 during the Warranty Period, the Part serving as a replacement (the “Replacement Part”) will be covered by a warranty period of twelve (12) months or the remaining balance of the Warranty Period if longer. The provisions of this Section 27.3.3 shall commence on the date that the Part Is replaced with the Replacement Part.

27.4	Key Components Warranty

27.4.1
If, with respect to a Vehicle, Train, Part or item of Supplied Equipment, a Defect arises in any of the key components specified in the schedule below (the “Key Components”) during the warranty period (specified in the schedule below) of such Key Component (the “Key Component Warranty Period”), the Contractor agrees, subject to such Key Component having been at all times maintained in accordance with the Operation and Maintenance Manuals, to remedy the Defect and to undertake necessary rectification of such Key Component in such Vehicle or Train. In addition, the Contractor agrees to use commercially reasonable efforts to undertake such work as may be necessary in order to permit the Train to continue in operation in compliance with the terms of this Agreement pending such rectification, all at the Contractor’s own expense. Within forty-five (45) days of having been notified of such Defect by the Owner, the Contractor shall submit to the Owner a plan for rectification of such Defect as soon as is practicable and the parties shall negotiate and agree upon such plan in good faith, within a period of fourteen (14) days of the Contractor’s submission of such plan. If the parties are unable to agree a plan within such fourteen (14) days either party may refer the matter for resolution in accordance with Section 37.

KEY COMPONENTS	KEY COMPONENT WARRANTY PERIOD

• Carbody structure	5 years
• Truck frame and axles	5 years
• Traction motors	5 years
• Couplers	5 years
• Gearbox	5 years

27.5	Exemptions

27.5.1	The Contractor will not be liable under this Section 27 to the extent that any Defect is the result of:

(a)	any material failure of the Owner to observe or perform the Owner’s obligations under this Agreement;

(b)	any material failure by the Owner to comply with Applicable Laws and Regulations affecting the warranties; or

(c)	accidents or vandalism,

other than to the extent that any of the above has arisen as a result of the act, omission, neglect or default of the Contractor, or any of its Sub-Contractors (including any member of the Contractor Group acting as a sub-contractor to the Contractor), suppliers or agents, or due to the Contractor’s performance, non-performance or alleged performance.

27.5.2	The warranty shall not apply to a failure of any Train, Vehicle, Part or Item of Supplied Equipment where such failure results from:

(a)
use in a manner other than its designed purpose, negligence of the Owner or its agents, subcontractors (other than the Contractor), repairs not conducted in accordance with the Contractor-provided maintenance manuals by adequately trained personnel, vehicular or other similar accidents; or

(b)
acts of God, storm, earthquake, wind, hurricane, tornado, landslide, fire, explosion or other natural disaster or severe weather without limitation, electrical surges from an external power source, unless, in each case, the Train, Vehicle, Part or item of Supplied Equipment was designed to withstand such event(s).

27.6	Assignment of Warranties

The Contractor agrees that the Owner shall be entitled to assign to an Operator or any member of the Owner Group absolutely with full title free and clear of any encumbrances the whole of the rights, title in and the benefit and any associated rights and remedies of the rights which the Owner may now have or become entitled to under this Section 27.

27.7	DISCLAIMER

EXCEPT AS SPECIFIED IN THIS SECTION 27, THE TRAINS, VEHICLES, PARTS AND ITEMS OF SUPPLIED EQUIPMENT, PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS.” THE OWNER IS LIMITED TO THE WARRANTIES SPECIFIED IN THIS SECTION 27 AND IN SECTION 3 WHICH ARE THE OWNER’S SOLE AND EXCLUSIVE WARRANTIES. CONTRACTOR MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, COURSE OF DEALING OR USAGE OF TRADE.

27.8	Survival

The provisions of this Section 27 shall survive termination and expiry of this Agreement.

28.	BUY AMERICA

28.1
This Agreement is subject to the FRA’s RRIF domestic buying preference policy (“RRIF Buy America”) as set forth in the FRA’s Notice Regarding Consideration and Processing of Applications for Financial Assistance under the Railroad Rehabilitation and Improvement Financing (RRIF) Program, 75 Federal Register 60165, 60166 (2010), as may be amended from time to time, and implementing guidance provided by the FRA, including guidance available at http://www.fra.dot.gov/Page/P0694.

28.2	The Contractor shall be required to:

28.2.1
provide to the Owner any certification required pursuant to the requirements referred to in Section 28.1, including the forms of “Buy America” certification set out in Part 6 of Exhibit 3 (Federal Railroad Administration – Buy America Certification), which shall be provided (i) with respect to the “Pre-Award Certification”, on or prior to the date of execution of this Agreement and (ii) with respect to the “Post-Delivery Certification”, upon delivery of each Vehicle or Train, as applicable; and

28.2.2
provide (i) all assistance necessary to facilitate the Owner or any Governmental Authority’s audit of the Contractor’s compliance with the requirements referred to in Section 28.1, and (ii) any information and documentation reasonably necessary for the purposes of any such audit.

29.	CARGO PREFERENCE

29.1	As required by 46 C.F.R. Part 381, the Contractor agrees:

29.1.1
to utilize privately owned United States-flag commercial vessels to ship at least fifty (50) % of the gross tonnage (computed separately for dry bulk carriers, dry cargo liners and tankers) involved whenever shipping any equipment, materials, or commodities pursuant to this Agreement to the extent such vessels are available at fair and reasonable rates for United States-flag commercial vessels;

29.1.2
to furnish within twenty (20) days following the date of loading for shipments originating within the United States, or within thirty (30) working days following the date of loading for shipment originating outside the United States, a legible copy of a rated “on-board” commercial ocean bill-of-lading In English for each shipment of cargo described in clause (a) above to the recipient (through the prime contractor In the case of subcontractor bills-of-lading) and to the Division of Cargo Preference and Domestic Trade, Maritime Administration, 1200 New Jersey Avenue, S.E., Washington, DC 20590, marked with appropriate Identification of the project as follows: “FRA [BORROWER] RRIF Financing”; and

29.1.3	to insert the substance of the provisions of the clause in all subcontracts issued pursuant to this contract.

30.	SUSPENSION AND DEBARMENT

The Contractor certifies, by entering into this Agreement, that neither it, any Sub-Contractors, nor their principals are presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from entering into this Agreement by any federal agency or by any department, agency or political subdivision of the State of Florida, or delinquent on a federal government debt, and the Contractor shall provide any other evidence required by any Governmental Authority in connection with the granting of an RRIF loan. For purposes of this Section 30, the term “principal” for purposes of this Agreement means an officer, director, owner, partner, key personnel, employee or other person with primary management or supervisory responsibilities, or a person who has a critical influence on or substantive control over the operations of the Contractor or Sub-Contractor.

31.	CONFIDENTIALITY OF INFORMATION

31.1
During the performance of this Agreement, it may be necessary for either party (the “Discloser”) to make information available to the other party (the “Recipient”). For the purposes of this Section 31, “Information” means all information supplied by or on behalf of the Discloser (whether before or after the date of this Agreement), whether in writing, orally or in any other form, directly or indirectly from or pursuant to discussions with the Recipient or in response to observations from the Recipient. Such information includes all work products (including design submittals, plans, programs, drawings, manuals, reports, models, software, and products), analyses, compilations, studies and other documents whether prepared by or on behalf of the Discloser and which contain or otherwise reflect or are derived from such information.

31.2
The Recipient agrees to use all Information solely for the performance of the work under this Agreement and to hold all Information in confidence and not to disclose same to any third party without the prior written consent of the Discloser, except that Information may be disclosed or provided:

31.2.1
to the Recipient’s and its affiliate’s (including subsidiaries, holding companies and subsidiaries of such holding companies) directors, officers, employees, consultants and agents, including accountants, legal counsel and other advisers who have a need to know the Information;

31.2.2
by the Owner as Recipient to third parties and/or Governmental Authorities or otherwise as Owner may require for the completion, operation, maintenance or improvement of any Trains, Vehicles or Supplied Equipment in the event of, or following, termination of this Agreement;

31.2.3
by the Owner as Recipient to any lenders or grantors to the extent that such Information is reasonably required in connection with arranging financing or grants for the Owner’s development of Phase 1 and Phase 2 of the planned railroad;

31.2.4
to the Recipient’s sub-contractors or their respective sub-contractors to the extent such Information is necessary for the performance by the Recipient of its obligations under this Agreement or in the case of the owner the operation of Phase 1 and/or Phase 2 of the railroad including the Maintenance Facilities;

31.2.5
by the Recipient to the extent that (i) it is required to disclose such Information pursuant to an Applicable Law and Regulation or by any subpoena or similar legal process or by any Governmental Authority provided that the Recipient in making such disclosure shall (a) give the Discloser as much prior written notice thereof as is reasonably practicable so that the Discloser may seek such protective orders or other protection as it, in its sole discretion and at its sole expense, may elect and (b) reasonably cooperate with the Discloser in protecting such confidential or proprietary nature of the Information which must be so disclosed; provided that, neither the Owner nor the Contractor shall be required to join the other party in pursuing any protective order, other protection or associated legal action; (ii) the Discloser confirms in writing that such Information is not to be treated as confidential (such confirmation not to be unreasonably withheld or delayed); (iii) such Information is or comes into the public domain other than as a result of any disclosure prohibited by this Agreement or (iv) is received by the Recipient independently from a third party free to disclose lawfully such information to the Recipient, provided that, in the cases of Sections 31.2.1, 31.2.2, 31.2.3 and 31.2.4, the persons to whom such Information is disclosed will be informed of the confidential nature of such Information and will so provide such Information subject to the same or similar requirements to maintain confidentiality as contained in this Agreement.

32.	ENTIRE AGREEMENT

This Agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement and the Contract Documents contain the whole agreement between the parties relating to the subject matter of this Agreement as of the date hereof.

33.	NOTICES

33.1
Unless otherwise expressly provided herein, all notices and other communications to be given under or in connection with this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be delivered by hand or overnight courier service, as follows:

33.1.1	if to the Contractor, to:

Siemens Industry, Inc.
7464 French Road
Sacramento, CA 95828
Attention: Michael Cahill (copied to the Legal Department)

33.1.2	if to the Owner, to:

All Aboard Florida - Operations LLC
c/o AAF Holdings LLC
2855 Le Jeune Road, 4th Floor,
Coral Gables, FL 33134
Attention: Eugene Skoropowski (copied to Myles Tobin)

or such person or address as the parties may from time to time notify in writing to one another.

33.2
All such notices and other communications sent by hand or overnight courier service shall be deemed to have been given when received; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

34.	CONTRACTOR TO INFORM ITSELF FULLY

34.1	The Contractor shall be deemed to have inspected and examined to the extent reasonably practicable:

34.1.1	all documents provided by Owner, specifications and material requirements associated with this Agreement as of the date of this Agreement, including the Train Technical Specifications;

34.1.2	all Applicable Laws and Regulations;

34.1.3	all right of access for the existing infrastructure of the Owner Network, for the delivery of the Vehicles, the Trains and Supplied Equipment; and

34.1.4	the existing infrastructure of the Owner Network, and the Maintenance Facility Layout and Commissioning Equipment in Exhibit 2 (Maintenance Facility Layout and Commissioning Equipment).

34.1.5	and to have obtained for itself all necessary information as to risks, contingencies and other circumstances which may influence or affect its ability to perform its obligations under this Agreement.

34.2
Other than to the extent provided otherwise in this Agreement, the Owner shall not grant any extension of time or additional payment on grounds of a misunderstanding or misinterpretation of any such matter, nor shall the Contractor be released from any of the risks accepted or obligations undertaken by it in relation to this Agreement on the grounds that it did not or could not have reasonably foreseen any matter which might affect or have affected the design, manufacture, testing, certification, commissioning, Modification, supply of equipment or method of overhaul of the Trains.

35.	COSTS

Except as otherwise set forth in this Agreement, each party shall be responsible for its own costs incurred in connection with the execution and implementation of this Agreement.

36.	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (B) CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, CITY OF NEW YORK, BOROUGH OF MANHATTAN, IN ANY ACTION TO ENFORCE, INTERPRET OR CONSTRUE ANY PROVISION OF THIS AGREEMENT.

37.	DISPUTE RESOLUTION PROCEDURE

37.1
The parties agree to attempt to amicably resolve any disagreement or dispute that may arise between them regarding the interpretation of any provision of this Agreement (the “Dispute”). Either party may request a formal review of the Dispute by submitting a written request to the other party together with a full written description of its position in relation to the Dispute (the “Review Request”). Upon receipt of a Review Request, the following procedures shall apply:

37.1.1
the party receiving the Review Request (“Party in Receipt”) will within five (5) Business Days of receipt of the Review Request meet either in person or by conference call to review the Review Request;

37.1.2
the Party in Receipt will within five (5) Business Days after the meeting or conference call referred to in Section 37.1.1, provide a written response that fully describes its position in relation to the Dispute;

37.1.3
in the event the matter remains unresolved to either party’s satisfaction for a period of ten (10) Business Days after receipt of the information provided pursuant to Section 37.1.2, the parties shall arrange for their respective CEOs or similar senior-level representatives having responsibility for this Agreement, to meet in person or by conference call to attempt to resolve the Dispute; and

37.1.4
if the Dispute remains unresolved after the process described in subsection 37.1.3 is followed, either party has the right to pursue all remedies that it has available to it under this Agreement and by law.

37.2
Subject to the provisions of this Agreement, the parties shall continue the performance of their obligations during the resolution of any Dispute unless and until this Agreement is terminated or expires in accordance with its terms.

38.	SURVIVAL

Termination of this Agreement shall not affect any accrued rights and obligations under this Agreement as of the date of termination. The termination of this Agreement for any reason shall not affect the continuing rights and obligations of the parties under:

38.1.1	Section 19 (Intellectual Property Rights);

38.1.2	Section 21 (Consequences of Owner Termination);

38.1.3	Section 25 (Indemnity);

38.1.4	Section 27 (Warranties);

38.1.5	Section 29 (Confidentiality of Information); and

38.1.6	Section 36 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial),

or under any other provision of this Agreement which is said to survive termination or which is required to give effect to such termination or the consequences of such termination.

39.	THIRD PARTY BENEFICIARIES

No provisions of this Agreement shall in any way inure to the benefit of any third party, including the public at large, so as to render such person a third-party beneficiary of this Agreement or of any one or more of the terms and conditions of this Agreement or otherwise give rise to any cause of action in any person not a party to this Agreement, except as expressly provided elsewhere in this Agreement.

40.	RECORDS

40.1
Without prejudice to the provisions of Section 19 (Intellectual Property Rights), the Contractor shall keep full written records relating to the design, manufacture, testing, certification and commissioning as appropriate for the Trains, Vehicles and Supplied Equipment including, but not limited to, the Delivery Documentation in a secure location for the duration of any applicable warranty period and otherwise as required by all Applicable Laws and Regulations and shall at its own cost:

40.1.1	retain such records while any Vehicle or Train shall remain in service;

40.1.2	at any time at the Owner’s reasonable request, make them available for inspection; and

40.1.3	subject to, and in conformance with Section 31, make them available to any Governmental Authority,

and the Contractor grants to the Owner a licence to use and copy such records and documentation.

40.2
Upon Conditional Acceptance of the last Phase 1 Train or Phase 2 Train, as applicable, the Contractor will provide the Owner, free of charge, with copies of its full written records which demonstrate the satisfaction of the Milestones with respect to the Trains and the Supplied Equipment.

40.3
To the extent that the design and other records of the Contractor are to be either created or maintained on a computer or other electronic storage device then the Contractor shall agree with the Owner a procedure for back-up and off-site storage for copies of such design and other records and shall adhere to such agreed procedure and shall cause its Sub-Contractors to implement and adhere to such agreed procedure.

41.	NO AGENCY

The parties will act as and be deemed to be independent contractors. Neither party nor any of its employees will act as, nor be deemed to be, an agent or employee of the other party. All personnel used by the Contractor in the performance of its obligations under this Agreement shall be employees of the Contractor or a permitted Sub-Contractor or agent of the Contractor and shall be suitably qualified to perform such obligations.

42.	ASSIGNMENT; SUBCONTRACTING

42.1
Subject to Sections 42.2 and 42.3, neither party will assign or subcontract its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, and no such assignment or subcontract will be effective until approved in writing by the other party.

42.2
Each party may assign its rights under this Agreement without the prior written consent of the other party where the assignment by the Owner to an assignee is a member of the Owner Group or the assignment by the Contractor is to a Subsidiary of the Contractor, except that where the assignee is a Subsidiary of the Contractor either (i) such assignee must satisfy the Financial test in Section 6.3 or (ii) within ten (10) Business Days of such assignment, the Contractor or assignee shall provide a Guarantee validly executed by the Guarantor to the Owner pursuant to Section 6.4.

42.3
The Owner shall be entitled to grant any Security Interest over this Agreement and the Trains without the approval of the Contractor, provided that such Security Interest shall not be granted to a Disqualified Entity.

42.4
The Contractor may Sub-Contract or otherwise use Sub-Contractors to perform any portion of its obligations under this Agreement without the prior written approval of the Owner; provided, however, that the Contractor will not be relieved of any duty or liability relating to such obligations by reason of such Subcontracting.

43.	TIME IS OF THE ESSENCE

Time is of the essence with respect to either party’s performance of its obligations under this Agreement.

44.	WAIVER

No failure to exercise nor any delay in exercising, on the part of the parties, any right, power or privilege under this Agreement will operate as a waiver thereof; further, no single or partial exercise of any right, power or privilege under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power or privilege available to it. Unless stated otherwise in this Agreement, all remedies under this Agreement are cumulative and are not exclusive of any other remedies that may be available to the parties, whether at law, in equity or otherwise.

45.	AMENDMENTS

Any modification or amendment of any provisions of this Agreement shall be effective only if in writing, signed by authorized representatives of both the Owner and the Contractor, and specifically referencing this Section 45.

46.	PRESS RELEASES

Each party shall have the right to issue a press release regarding this Agreement upon the prior written approval of the other party, which shall not be unreasonably withheld or delayed. No other information relating to this Agreement will be released for publication, advertising or any other purpose without the prior written approval of the other party, which shall not be unreasonably withheld or delayed.

47.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

48.	SEVERABILITY

If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ALL ABOARD FLORIDA - OPERATIONS LLC, as Owner

By:	/s/DON ROBINSON
Name: DON ROBINSON
Title: President + C.O.O

SIEMENS INDUSTRY, INC., as Contractor

By:	/s/ MICHAEL CAHILL
Name: MICHAEL CAHILL
Title: PRESIDENT, RAIL SYSTEMS DIVISION

By:	/s/ CHRISTOPHER HALLENS
Name: CHRISTOPHER HALLENS
Title: VICE PRESIDENT, FINANCE BUS ADMIN, RAIL SYSTEMS DIVISION